________________________________________________________________________________
________________________________________________________________________________





                           FIRST AMENDED AND RESTATED

                                CREDIT AGREEMENT

                                    BETWEEN

                              QUEST MEDICAL, INC.

                                      AND

                           NATIONSBANK OF TEXAS, N.A.


                           Dated as of March 31, 1995





________________________________________________________________________________
________________________________________________________________________________

                               TABLE OF CONTENTS


                                   BACKGROUND


ARTICLE I.  DEFINITIONS

         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             1
         1.2     Accounting and Other Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            19

ARTICLE II.  ADVANCES

         2.1     Facility A Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            19
         2.2     Facility B Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            19
         2.3     Manner of Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            20
         2.4     Evidence of Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            21
         2.5     Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            21
         2.6     Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            21
         2.7     Repayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            22
         2.8     Reduction of Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            23
         2.9     Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            23
         2.10    Default Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            24
         2.11    Continuation and Conversion Elections  . . . . . . . . . . . . . . . . . . . . . . . .            24
         2.12    Maximum Amount of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            25
         2.13    Computations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            26
         2.14    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            26
         2.15    Capital Adequacy; Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . . . .            26

ARTICLE III.  CONDITIONS PRECEDENT TO ADVANCES.

         3.1     Conditions Precedent to Advances . . . . . . . . . . . . . . . . . . . . . . . . . . .            28
         3.2     Conditions Precedent to All Advances . . . . . . . . . . . . . . . . . . . . . . . . .            31
         3.3     Legal Details  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            31

ARTICLE IV.  AFFIRMATIVE COVENANTS

         4.1     Books, Records and Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            31
         4.2     Financial Statements and Reports . . . . . . . . . . . . . . . . . . . . . . . . . . .            32
         4.3     Maintenance of Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            33
         4.4     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            33
         4.5     Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .            33
         4.6     Other Information and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . .            33





                                      (i)

         4.7     Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            34
         4.8     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            34
         4.9     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            34
         4.10    Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            34
         4.11    Maintenance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            34
         4.12    ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            34
         4.13    Indemnity by Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            35

ARTICLE V.  NEGATIVE COVENANTS

         5.1     Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            35
         5.2     Transfer of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            36
         5.3     New Industry . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            36
         5.4     Restricted Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            36
         5.5     Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            36
         5.6     Fixed Charges Coverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            36
         5.7     Current Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            36
         5.8     Total Liabilities to Worth Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . .            36
         5.9     Current Maturities Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . .            37
         5.10    Obligations Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            37
         5.11    Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            37
         5.12    Eligible Asset Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            37
         5.13    Merger and Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            37
         5.14    Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            37
         5.15    Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            38

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES

         6.1     Organization; Qualification; Authority . . . . . . . . . . . . . . . . . . . . . . . .            39
         6.2     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            39
         6.3     Conflicting Agreements and Other Matters . . . . . . . . . . . . . . . . . . . . . . .            39
         6.4     Governmental Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            39
         6.5     Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            40
         6.6     Actions Pending  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            40
         6.7     Outstanding Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            40
         6.8     Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            40
         6.9     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            40
         6.10    Regulation G, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            40
         6.11    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            41
         6.12    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            41
         6.13    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            41
         6.14    Sufficiency of Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            42
         6.15    Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            42





                                      (ii)

         6.16    Acquisition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            42
         6.17    Consummation of Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            42
         6.18    Certain Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            42

ARTICLE VII.  DEFAULT

         7.1     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            42
         7.2     Remedies Upon Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            44
         7.3     Performance by Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            45
         7.4     Lender Not in Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            45
         7.5     Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            45
         7.6     Cumulative Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            46
         7.7     Expenditures by Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            46

ARTICLE VIII.  MISCELLANEOUS

         8.1     Money  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            46
         8.2     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            46
         8.3     Articles, Sections, and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . .            46
         8.4     Notices and Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            46
         8.5     Place of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            48
         8.6     Survival of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            48
         8.7     Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            48
         8.8     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            48
         8.9     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            48
         8.10    MANDATORY ARBITRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            49
         8.11    WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            49
         8.12    Maximum Amount Limitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            50
         8.13    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            50
         8.14    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            50
         8.15    Exceptions to Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            51
         8.16    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            51
         8.17    ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            51





                                     (iii)

                                    EXHIBITS


Exhibit A                 Facility A Note
Exhibit B                 Facility B Note
Exhibit C                 Security Agreement
Exhibit D                 Intellectual Property Security Agreement
Exhibit E                 License Agreement
Exhibit F                 Compliance Certificate
Exhibit G                 Guaranty Agreement
Exhibit H                 Borrowing Notice
Exhibit I                 Conversion or Continuation Notice


                                    SCHEDULE


Schedule 1                Affiliates
Schedule 2                Allen Property
Schedule 3                Litigation





                                      (iv)

                  FIRST AMENDED AND RESTATED CREDIT AGREEMENT


         FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") dated as of March 31, 1995, between QUEST MEDICAL, INC., a Texas corporation, having its principal office at One Allentown Parkway, Allen, Texas 75002 ("Borrower"), and NATIONSBANK OF TEXAS, N.A., a national banking association, having its principal office at 901 Main Street, Dallas, Texas 75202 ("Lender").


                                   BACKGROUND

         Borrower and Lender have entered into the Credit Agreement dated as of October 22, 1993 (as amended, the "Existing Credit Agreement") providing for a line of credit in the maximum principal amount of $3,000,000 ("Existing Facility B") and a line of credit in the maximum principal amount of $5,000,000 ("Existing Facility C"). Borrower has requested that Lender restate Existing Facility B and Existing Facility C as a single $5,000,000 line of credit ("Facility A") the proceeds of which will be used for working capital purposes and to provide a $15,000,000 term facility ("Facility B") the proceeds of which will be used to acquire all capital stock of Neuromed, Inc., a Florida corporation.

         In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by all parties hereto, the parties agree as follows:


                                   AGREEMENT.

ARTICLE I.  DEFINITIONS

         1.1     Definitions.     The terms defined in this Article I (except
as otherwise expressly provided in this Agreement) for all purposes shall have the following meanings:

         "Account" has the meaning assigned to such term in the UCC.

         "Acquisition Agreement" means the Agreement for the Purchase and Sale of All of the Issued Capital Stock of Neuromed, Inc. dated February 10, 1995, between Borrower and Seller.

         "Acquisition Documents" means all agreements and documents related to the Acquisition Agreement.

         "Additional Costs" has the meaning set forth in Section 2.9.

         "Advance" means an advance by Lender to Borrower pursuant to Article II, and refers to a Facility A Advance or Facility B Advance.

         "Affiliate" means any person that directly or indirectly through one or more Persons Controls, or is Controlled By or Under Common Control with, Borrower or a Person who Controls or is Controlled by, Borrower.

         "Allen Property" means the real property described on Schedule 2, together with all improvements and equipment located therein.

         "Applicable Law" means the Laws of the United States of America applicable to contracts made or performed in the State of Texas, including, without limitation, 12 USC Sections 85 and 86 as amended to the date hereof and as the same may be amended at any time and from time to time hereafter and any other statute of the United States of America now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit, and the Laws of the State of Texas, including, without limitation, Articles 5069-l.04 and 5069-l.07 (a), Title 79, Revised Civil Statutes of Texas, 1925, as amended at any time and from time to time hereafter and any other statute of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit ("Art. l.04").

         "Applicable Margin" means (a) with respect to Prime Advances, 1.25% per annum and (b) with respect to LIBOR Advances, 3.00% per annum. Notwithstanding the foregoing, after completion of the first full fiscal quarter after the Effective Date, effective on the date of receipt (if such date is a Business Day or, if the date of receipt is not a Business Day, effective on the next Business Day) by Lender from Borrower of a Compliance Certificate delivered to Lender for any reason and demonstrating a change in the Margin Ratio to an amount so that another Applicable Margin should be applied pursuant to the table set forth below, the Applicable Margin for each Type of Advance shall mean the respective amount set forth below opposite such relevant Margin Ratio in Columns A and B below, until the first succeeding Quarterly Date which is at least one Business Day after receipt by Lender from Borrower of a Compliance Certificate, demonstrating a change in the Margin Ratio to an amount so that another Applicable Margin shall be applied; provided that the Applicable Margin shall never be a negative number.

                                                               Column A                Column B

 Margin Ratio                                                  Prime Base Rate         LIBOR Rate
 ------------                                                  ---------------         ----------
 Greater than 2.75 to 1.00                                     1.25%                   3.00%

 Greater than or equal to 2.00 to 1.00 but less than           1.00%                   2.50%
 or equal to 2.75 to 1.00

 Less than 2.00 to 1.00                                        0.50%                   2.00%

         "Art. 1.04" has the meaning given to such term in the definition of Applicable Law in Article I herein.

         "Borrowing" means a borrowing under Facility A or Facility B of the same Type made on the same day.

         "Borrowing Base" means, at the time in question, an amount equal to the sum of (i) 80% of Eligible Accounts and (ii) 50% of Eligible Inventory.

         "Broker Cash" means all cash maintained in and subject to a Brokerage Account.

         "Brokerage Account" means each account maintained for Borrower pursuant to a written agreement between any other Person for the purpose of securities, cash and other investment management, including but not limited to accounts maintained with any Person who is a "dealer" subject to the Securities Exchange Act of 1934 or the regulations related thereto.

         "Business Days" means days other than (i) Saturdays, Sundays and other legal holidays or (ii) days on which banking institutions are authorized or obligated to close in Dallas, Texas or, with respect to any notice, payment or calculation related to a LIBOR Advance, London, England.

         "Capital Leases" means capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13, dated November 1976, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral" means that property of Borrower or any other Person in which Lender shall have Liens to secure payment and performance of the Obligation.

         "Collateral Documents" means all security agreements, pledge agreements and any other agreements or documents executed or delivered to secure repayment of the Obligation or part thereof.

         "Commitment Fee" has the meaning set forth inSection 2.5(a).

         "Compliance Certificate" means a certificate, signed by a duly authorized officer of Borrower, in the form of Exhibit F, appropriately completed.

         "Consequential Loss" means with respect to (a) Borrower's payment of all or any portion of the then-outstanding principal amount of a LIBOR Advance on a day other than the last day of the related Interest Period, including, without limitation, payments made as a result of the acceleration of the maturity of a Note pursuant to Section 6.2, and (b) any of the circumstances specified in Section 2.9 on which a Consequential Loss may be incurred, any loss, cost or expense incurred by Lender as a result of the timing of the payment of the Advance or in liquidating, redepositing, redeploying or reinvesting the principal amount so paid or affected by the timing of the Advance or the circumstances described in Section 2.9, which amount shall be the sum of (i) the interest that, but for the payment or timing of Advance, Lender would have earned in respect of that principal amount, reduced, if Lender is able to redeposit, redeploy, or reinvest the principal amount, by the interest earned by Lender as a result of redepositing, redeploying or reinvesting the principal amount plus (ii) any expense or penalty incurred by such Lender by reason of liquidating, redepositing, redeploying or reinvesting the principal amount. Each determination by Lender of any Consequential Loss is, in the absence of manifest error, conclusive and binding.

         "Continue," "Continuation" and "Continued" each refer to the continuation pursuant toSection 2.6 of a LIBOR Advance from one Interest Period to the next Interest Period.

         "Control" or "Controlled By" or "Under Common Control" mean possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event (i) any Person which beneficially owns 20% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation shall be presumed to control such corporation, and (ii) no Person shall be deemed to be an Affiliate of a corporation solely by reason of his being an officer or director of such corporation.

         "Conversion or Continuance Notice" has the meaning set forth in
Section 2.6.

         "Current Assets" means the current assets of Borrower and its Subsidiaries, determined in accordance with GAAP on a consolidated basis; provided for purposes of any calculation of "Current Ratio" during the period from the day after the Effective Date through June 30, 1995, "Current Assets" shall not include the value of any property transferred from Borrower to Seller pursuant to the Acquisition Documents.

         "Current Liabilities" means the current liabilities of Borrower and its Subsidiaries (including the current portion of all unpaid principal amount of all Advances), determined in accordance with GAAP on a consolidated basis; provided for purposes of any calculation of "Current Ratio" during the period from the day after the Effective Date through June 30, 1995, "Current Liabilities" shall not include the value of any property transferred from Borrower to Seller pursuant to the Acquisition Documents.

         "Current Maturities" means, for Borrower and its Subsidiaries, determined in accordance with GAAP on a consolidated basis, scheduled principal payments in respect of Term Debt, due within the twelve consecutive months preceding the date of determination.

         "Current Maturities Coverage Ratio" means the ratio of (i) Net Earnings Available for Current Maturities to (ii) Current Maturities.

         "Current Ratio" means the ratio of (i) Current Assets to (ii) Current Liabilities.

         "Debt" means, with respect to any Person, all debt, obligations and liabilities of such Person, including without limitation, (i) all "liabilities" which would be reflected on a balance sheet of such Person, prepared in accordance with GAAP, (ii) all obligations of such Person in respect of any Guaranty, (iii) all obligations of such Person in respect of any Capital Lease,
(iv) all obligations, debt and liabilities secured by any Lien on any property or assets of such Person and (v) all obligations of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person.

         "Debt for Borrowed Money" means, as to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money,
(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person in respect of any Guaranty, (v) all obligations of such Person in respect of any Capital Lease, and (vi) all obligations, debt and liabilities secured by any Lien on any property or assets of such Person.

         "Debtor Relief Laws" means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, fraudulent conveyance, insolvency, reorganization or similar debtor relief Laws relating to the enforcement of creditors' rights generally from time to time in effect.

         "Default" means any of the events specified in Section 6.1, whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

         "Device" has the meaning set forth in the FDA Act.

         "Distribution" means, as to any Person, (i) any declaration or payment of any distribution or dividend (other than a stock dividend) on, or the making of any pro rata distribution, loan, advance, or investment to or in any holder (in its capacity as a partner, shareholder or other equity holder) of, any partnership interest or shares of capital stock or other equity interest of such Person, or (ii) any purchase, redemption, or other acquisition or retirement for value of any shares of partnership interest or capital stock or other equity interest of such Person.

         "Dollars" and the sign "$" mean lawful money of the United States of America.

         "Drug" has the meaning set forth in the FDA Act.

         "EBITDA" means, as of any date of determination, the sum of Borrower's and its Subsidiaries' (a) pre-tax income or deficit, as the case may be (excluding extraordinary items and income from the sale of assets other than in the ordinary course of business), plus (b) cash interest expense paid; amortization of Debt discounts; any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; fees and expenses with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements, plus (c) consolidated depreciation and amortization expense, all calculated on a consolidated basis in accordance with GAAP, plus (d) with respect to any calculation including the period from March 31, 1995 through December 31, 1995, research and development expense related to the myocardial protection system developed by Borrower and for which Borrower has applied for the trademark "MPS", and related Devices. For purposes of determining EBITDA, EBITDA shall be (i) for the fiscal quarter ended on June 30, 1995, EBITDA for such quarter multiplied by four, (ii) for the two fiscal quarters ended on September 30, 1995, EBITDA for such two quarters multiplied by two, (iii) for the three fiscal quarters ended on December 31, 1995, EBITDA for such three quarters multiplied by 1.3334 and (iv) for each fiscal quarter ended on and after March 31, 1996, EBITDA for the four fiscal quarters preceding the date of calculation.

         "Effective Date" means March 31, 1995.

         "Eligible Accounts" means at the time of any determination thereof, each Account as to which the following requirements have been fulfilled to the satisfaction of Lender:

                      (i) Borrower or a Subsidiary of Borrower has lawful and absolute title to such Account;

                     (ii) Such Account is a valid, legally enforceable obligation of the Person who is obligated under such Account (the "account debtor") for goods or services delivered or rendered to such Person;

                    (iii) There has been excluded from such Account any portion that is subject to any dispute, offset, counterclaim or other claim or defense on the part of the account debtor or to any claim on the part of the account debtor denying liability under such Account;

                     (iv) Borrower or a Subsidiary of Borrower has full and unqualified right to assign and grant a security interest in such Account to Lender as security for the Obligation;

                      (v) Such Account is payable in Dollars and is evidenced by an invoice rendered to the account debtor and such Account is not evidenced by any chattel paper, promissory note or other instrument;

                     (vi) Such Account is subject to a fully perfected first priority security interest in favor of Lender pursuant to the Loan Papers, prior to the rights of, and enforceable as such against, any other Person (including holders of a purchase money security interest);

                    (vii) If the account debtor in respect of such Account is either located outside the United States of America or primarily conducts business in a jurisdiction outside the United States of America, or if the goods or services sold giving rise to such

         Account are to be delivered or performed outside of the United States of America, (a) the account debtor is located in a province of the Dominion of Canada in which all actions necessary to perfect a first priority security interest in all Collateral in favor of Lender have occurred, (b) the entire amount of the payment obligation represented by such Account is secured by either (1) an irrevocable Dollar-denominated commercial letter of credit issued or confirmed by a financial institution (A) the short-term debt obligations of which have the same or higher rating, as established by either Standard & Poor's Corporation or Moody's Investors Service, Inc., as comparable obligations of Lender, (B) the short-term obligations of the holding company of such financial institution have the same or higher rating, as established by Standard & Poor's Corporation or Moody's Investors Service, Inc., as comparable obligations of NationsBank Corporation (if either or both of such financial institution and Lender do not have outstanding comparable short-term obligations or such obligations are not rated), or (C) acceptable to Lender (if (1) either or both of such financial institution and Lender and (2) either or both of the holding company of such financial institution and NationsBank Corporation do not have outstanding comparable short-term obligations or such obligations are not rated), the proceeds of which letter of credit have been assigned to Lender or which letter of credit shall specifically provide that payment thereunder shall be made solely to an account maintained by Borrower at Lender (which account and all property on deposit therein has been assigned to Lender), or (2) a receivables insurance policy issued by ExImBank or a private insurance company acceptable to Lender and ExImBank, in either case, the proceeds of which policy have been assigned to Lender;

                   (viii) Such Account is not subject to any Lien in favor of any Person other than the Lien of Lender pursuant to the Loan Papers;

                     (ix) Such Account has not been due and payable for more than 90 days from the invoice date; and

                      (x) No account debtor in respect of such Account is (a) any Tribunal, domestic or foreign; provided, for purposes of determining "Eligible Account", "Tribunal" shall not include any government or university, medical department of any government or university or hospital associated with any government or university located in the United States of America, (b) the subject of a proceeding under any Debtor Relief Laws, or (c) the United States of America or any state;

provided, that, unless Lender agrees otherwise, no Accounts payable by an account debtor shall constitute Eligible Accounts if 10% or more of the aggregate dollar amount of all Accounts owed to Borrower by such account debtor have been due and payable for 91 days or more from their respective invoice dates.

         "Eligible Asset Value" means, as at any time of determination, each item of Eligible Assets valued at the lower of cost or market value, multiplied by the percentage set forth below:

                          Lender Cash                               100%
                          Eligible Broker Cash                      95%
                          Eligible Government Securities            90%
                          Eligible State Securities                 80%
                          Eligible Listed Debt                      80%
                          Eligible Listed Securities                70%

         "Eligible Assets" means Lender Cash, Eligible Broker Cash, Eligible Government Securities, Eligible State Securities, Eligible Listed Debt and Eligible Listed Securities.

         "Eligible Broker Cash" means Broker Cash held in and subject to an Eligible Brokerage Account.

         "Eligible Brokerage Account" means each Brokerage Account in which Lender has a perfected, first priority security interest and Lien in such account, all property on deposit in such account, all documents related to such account and all proceeds and products thereof.

         "Eligible Government Securities" means Government Securities held in and subject to an Eligible Brokerage Account.

         "Eligible Inventory" means, at the time of any determination thereof, each item of Inventory (excluding work-in-progress) valued at the lower of cost or market value, as to which the following requirements have been fulfilled to the satisfaction of Lender:

                      (i) Borrower or a Subsidiary of Borrower has lawful and absolute title to such Inventory;

                     (ii) Such Inventory is subject to a fully perfected first priority security interest in favor of Lender pursuant to the Loan Papers, prior to the rights of, and enforceable as such against, any other Person (including holders of a purchase money security interest);

                    (iii) Such Inventory is (A) neither adulterated nor misbranded, (B) not the subject of any pending or threatened proceeding or action by FDA or other Tribunal seeking the recall, seizure or condemnation or the prohibition of the sale, use or distribution of such Inventory, (C) properly registered with FDA (if such registration is required), (D) produced at an Establishment registered with FDA (if such registration is required), (E) not subject to any restriction on the distribution, sale or use by Lender or any purchaser at any foreclosure sale or other realization on the Collateral and (F) not a Drug;

                     (iv) Such Inventory was produced in compliance with the FDA Act and the Fair Labor Standards Act and related rules and regulations;

                      (v) Such Inventory is located at 5000-A Oakes Road, Fort Lauderdale, Florida, 2930-G and 2930-H Grace Lane, Costa Mesa, California or One Allentown Parkway, Allen, Texas.

         "Eligible Listed Debt" means Listed Debt held in and subject to an Eligible Brokerage Account.

         "Eligible Listed Securities" means Listed Securities held in and subject to an Eligible Brokerage Account.

         "Eligible State Securities" means State Securities held in and subject to an Eligible Brokerage Account.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Establishment" has the meaning set forth in 21 CFR Section  807.3.

         "Event of Default" means the occurrence of any of the events specified in Section 7.1, provided there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

         "Excess Cash" means, for Borrower and its Subsidiaries, determined in accordance with GAAP on a consolidated basis, (i) Net Income, plus depreciation and amortization and other non-cash charges, plus (ii) extraordinary non-cash charges, minus (iii) all payments of principal in respect of Term Debt, minus
(iv) Capital Expenditures paid during such period.

         "ExImBank" means Export-Import Bank of the United States, an agency of the United States of America, and any successor entity.

         "Existing Credit Agreement" has the meaning specified in the Background section.

         "Facility A Advance" means an Advance described in Section 2.1 to be made from time to time by Lender to Borrower.

         "Facility A Commitment" means $5,000,000, as the same may be reduced or terminated pursuant to Section 2.3.

         "Facility A Note" shall mean the promissory note of Borrower payable to the order of Lender, in substantially the form of Exhibit A, and any and all renewals, extensions, modifications and amendments thereof and substitutions therefor.

         "Facility A Termination Date" means May 31, 1997, or such earlier date that the Facility A Commitment is terminated.

         "Facility B Advance" means an Advance described in Section 2.2 to be made from time to time by Lender to Borrower.

         "Facility B Commitment" means $15,000,000, as the same may be reduced or terminated pursuant to Section 2.3.

         "Facility B Note" shall mean the promissory note of Borrower payable to the order of Lender, in substantially the form of Exhibit B, and any and all renewals, extensions, modifications and amendments thereof and substitutions therefor.

         "Facility B Termination Date" means March 31, 2000, or such earlier date that the Facility B Commitment is terminated.

         "FDA" means the Food and Drug Administration and any successor.

         "FDA Act" means the Federal Food, Drug and Cosmetic Act, 21 USC
Section  301, et seq,  and all amendments and successors thereto.

         "Financial Statements" means with respect to Borrower and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating profit and loss statements, reconciliation of capital and surplus (prepared as to fiscal quarters and fiscal years, only), and statements of cash flow.

         "Fixed Charges" means the sum of, for Borrower and its Subsidiaries, determined in accordance with GAAP on a consolidated basis, (i) interest expense (including interest expense pursuant to Capital Leases), plus (ii) lease expense payable for Operating Leases. For purposes of determining Fixed Charges, Fixed Charges shall be (i) for the fiscal quarter ended on June 30, 1995, Fixed Charges for such quarter multiplied by four, (ii) for the two fiscal quarters ended on September 30, 1995, Fixed Charges for such two quarters multiplied by two, (iii) for the three fiscal quarters ended on December 31, 1995, Fixed Charges for such three quarters multiplied by 1.3334 and (iv) for each fiscal quarter ended on and after March 31, 1996, determined for the four fiscal quarters preceding the date of calculation.

         "Fixed Charges Coverage Ratio" means the ratio of Net Earnings Available for Fixed Charges to Fixed Charges.

         "GAAP" means generally accepted accounting principles applied on a consistent basis, set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board, which are applicable in the circumstances as of the date in question, and the requirement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period. Unless otherwise indicated herein, all accounting terms will be defined according to GAAP.

         "Government Securities" means direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof.

         "Guaranty" of any Person means any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any Debt of any other Person in any manner, whether directly or indirectly; except that "Guaranty" shall not include the endorsement by such Person in the ordinary course of business of negotiable instruments or documents for deposit or collection.

         "Guaranty Agreement" means a Guaranty Agreement in the form of Exhibit
G.

         "hereof", "hereto", "hereunder" and similar terms refer to this Agreement and not to any particular section or provision of this Agreement.

         "Highest Lawful Rate" means at the particular time in question the maximum rate of interest which, under Applicable Law, Lender is then permitted to charge on the Obligation. If the maximum rate of interest which, under Applicable Law, Lender is permitted to charge on the Obligation shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to Borrower. For purposes of determining the Highest Lawful Rate under the Applicable Law of the State of Texas, the applicable rate ceiling shall be (i) the indicated rate ceiling described in and computed in accordance with the provisions of Section
(a)(l) of Art. l.04; or (ii) provided notice is given as required in Section
(h)(1) of said Art. l.04, the quarterly ceiling computed pursuant to Section
(d) of said Art. l.04; provided, however, that at any time the indicated rate ceiling, the annualized ceiling or the quarterly ceiling, as applicable, shall be less than 18% per annum or more than 24% per annum, the provisions of Sections (b)(1) and (2) of said Art. l.04 shall control for purposes of such determination, as applicable.

         "Indemnitee" has the meaning set forth in Section 4.13.

         "Interest Payment Date" means the last day of each month during the term of this Agreement, commencing with the first such day after the date hereof.

         "Interest Period" means, with respect to any LIBOR Advance, the period beginning on the date the Advance is made or continued as a LIBOR Advance and ending one, two, three or six months thereafter (as Borrower shall select); provided, however, that:

                  (i) Borrower may not select any Interest Period that ends after any principal repayment date (including the Facility A Termination Date and the Facility B Termination Date) unless, after giving effect to such selection, the aggregate principal amount of LIBOR Advances having Interest Periods that end on or prior to such principal repayment date, shall be at least equal to the principal amount of Advances due and payable on and prior to such date;

                 (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day;provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                (iii) no Interest Period for a Facility A Advance may extend beyond the Facility A Termination Date and no Interest Period for a Facility B Advance may extend beyond the Amortization Date for such Advance.

         "Inventory" has the meaning assigned to such term in the UCC.

         "Investment" in any Person means any investment, whether by means of share purchase, loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the Guaranty of Debt of such Person or the subordination of any claim against such Person to other Debt of such Person.

         "Laws" means all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

         "Lender Cash" means all cash and deposits (time, demand, special and other) in an account maintained at Lender and in which Lender has a perfected, first priority security interest and Lien.

         "Lending Office" means, with respect to Lender, its branch or affiliate, (i) initially, the office of Lender, branch or affiliate identified as such in Section 8.4(b), and (ii) subsequently, such other office of Lender, branch or affiliate as Lender may designate to Borrower as the office from which the Advances of Lender will be made and maintained and for the account of which all payments of principal and interest on the Advances and the Commitment Fee will thereafter be made. Lender may have more than one Lending Office for the purpose of making Prime Advances and LIBOR Advances.

         "LIBOR Advance" means an Advance bearing interest at the LIBOR Rate.

         "LIBOR Rate" means a simple per annum interest rate equal to the lesser of (a) the Highest Lawful Rate, and (b) the sum of the LIBOR Rate Basis plus the Applicable Margin. The LIBOR Rate shall, with respect to LIBOR Advances subject to reserve or deposit requirements, be subject to premiums assessed therefor by Lender, which are payable directly to Lender. Once determined, the LIBOR Rate shall remain unchanged during the applicable Interest Period.

         "LIBOR Rate Basis" means, for any Interest Period, the interest rate per annum (rounded upward to the nearest 1/16th of one percent) determined by Lender at approximately 9:00 a.m., on the date which is two Business Days before the first day of such Interest Period to be the offered quotations that appear on the Reuter's Screen LIBO page for dollar deposits in the London interbank market for a length of time approximately equal to the Interest Period for the LIBOR Advance sought by Borrower. If at least two such offered quotations appear on the Reuter's Screen LIBO page, the LIBOR Rate shall be the arithmetic mean (rounded upward to the nearest 1/16th of one percent) of such offered quotations, as determined by Lender. If the Reuter's Screen LIBO page is not available or has been discontinued, the LIBOR Rate Basis shall be the rate per annum that Lender determines to be the arithmetic mean (rounded as aforesaid) of the per annum rates of interest at which deposits in dollars in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the LIBOR Advance sought by Borrower are offered to Lender in immediately available funds in the London interbank market at 11:00 a.m., London time, on the date which is two Business Days prior to the first day of an Interest Period.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give or not to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement.

         "Liquid Asset Value" means, as at any time of determination, each item of Liquid Assets valued at the lower of cost or market value, multiplied by the percentage set forth below:

                     Broker Cash                   95%
                     Government Securities         90%
                     State Securities              80%
                     Listed Debt                   80%
                     Listed Securities             70%

         "Liquid Assets" means Broker Cash, Government Securities, State Securities, Listed Debt and Listed Securities.

         "Listed Debt" means any debt security (the issuer of which is a corporation organized under the laws of any of the United States of America) rated, at any date of determination, any one of the three highest ratings by Standard & Poor's Corporation or Moody's Investors Service, Inc., each regularly traded on the New York Stock Exchange or the American Stock Exchange.

         "Listed Securities" means any equity security regularly traded on the New York Stock Exchange or the American Stock Exchange.

         "Litigation" means any proceeding, claim, lawsuit and/or investigation conducted or, to the knowledge of Borrower, threatened by or before any Tribunal, including, but not limited to, proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement or other instrument.

         "Loan Papers" means this Agreement, the Notes, any agreement securing or assuring performance of the Obligation and all other agreements, certificates and documents delivered by Borrower hereunder or any other Person pursuant hereto.

         "Margin Ratio" means the ratio, as at any date of determination, of
(i) (a) the sum of the aggregate unpaid principal of all outstanding Advances, plus all accrued, unpaid interest on all Advances, plus all other Obligations, minus (b) the Eligible Asset Value to (ii) EBITDA.

         "Material Adverse Change or Effect" means any act or circumstance which (i) would be material and adverse to the combined financial condition, business operations or prospects of Borrower and its Subsidiaries or any other Obligor, (ii) in any material manner whatsoever would adversely affect the validity or enforceability of any of the Loan Papers or (iii) in any material manner impairs the value of any material portion of the Collateral.

         "Maximum Amount" means the maximum amount of interest which, under Applicable Law, Lender is permitted to charge on the Obligation.

         "NationsBank" means NationsBank of Texas, N.A., a national banking association.

         "Net Earnings Available for Current Maturities" means, for Borrower and its Subsidiaries, determined in accordance with GAAP on a consolidated basis, (i) Net Income, plus depreciation and amortization and other non-cash charges, plus (ii) extraordinary non-cash charges, plus (iii) with respect to any calculation including the period from March 31, 1995 through December 31, 1995, research and development expense related to the myocardial protection system developed by Borrower and for which Borrower has applied for the trademark "MPS", and related Devices. For purposes of determining Net Earnings Available for Current Maturities, Net Earnings Available for Current Maturities shall be (i) for the fiscal quarter ended on June 30, 1995, Net Earnings Available for Current Maturities for such quarter multiplied by four, (ii) for the two fiscal quarters ended on September 30, 1995, Net Earnings Available for Current Maturities for such two quarters multiplied by two, (iii) for the three fiscal quarters ended on December 31, 1995, Net Earnings Available for Current Maturities for such three quarters multiplied by 1.3334 and (iv) for each fiscal quarter ended on and after March 31, 1996, determined for the four fiscal quarters preceding the date of calculation.

         "Net Earnings Available for Fixed Charges" means, for Borrower and its Subsidiaries, determined in accordance with GAAP on a consolidated basis, (i) Net Income before Taxes, plus (ii) interest expense (including interest expense pursuant to Capital Leases), plus (iii) with respect to any calculation including the period from March 31, 1995 through December 31, 1995, research and development expense related to the myocardial protection system developed by Borrower and for which Borrower has applied for the trademark "MPS", and related Devices, plus (iv) lease expense pursuant to Operating Leases. For purposes of determining Net Earnings Available for Fixed Charges, Net Earnings Available for Fixed Charges shall be (i) for the fiscal quarter ended on June 30, 1995, Net Earnings Available for Fixed Charges for such quarter multiplied by four, (ii) for the two fiscal quarters ended on September 30, 1995, Net Earnings Available for Fixed Charges for such two quarters multiplied by two,
(iii) for the three fiscal quarters ended on December 31, 1995, Net Earnings Available for Fixed Charges for such three quarters multiplied by 1.3334 and
(iv) for each fiscal quarter ended on and after March 31, 1996, determined for the four fiscal quarters preceding the date of calculation.

         "Net Income" means, for Borrower and its Subsidiaries, determined in accordance with GAAP on a consolidated basis, net profit or loss.

         "Net Worth" means, with respect to Borrower, shareholders' equity, as shown on a balance sheet prepared in accordance with GAAP on a consolidated basis.

         "Neuromed" means Neuromed, Inc., a Florida corporation.

         "Notes" means the Facility A Note and the Facility B Note.

         "Obligations" means all present and future obligations, indebtedness and liabilities, and all renewals and extensions of all or any part thereof, of Borrower and each Obligor to Lender arising from, by virtue of, or pursuant to this Agreement, any of the other Loan Papers and any and all renewals and extensions thereof or any part thereof, or future amendments thereto, all interest accruing on all or any part thereof and reasonable attorneys' fees incurred by Lender for the administration, execution of waivers, amendments and consents, and in connection with any restructuring, workouts or in the enforcement or the collection of all or any part thereof, whether such obligations, indebtedness and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several. Without limiting the generality of the foregoing, "Obligations" includes all amounts would be owed by Borrower, each other Obligor and any other Person (other than Lender) to Lender under any Loan Paper, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower, any other Obligor or any other Person (including all such amounts which would become due or would be secured but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of Borrower, any other Obligor or any other Person under any Debtor Relief Law).

         "Obligor" means (i) Borrower, (ii) each other Person liable for performance of any of the Obligations and (iii) each other Person the property of which secures the performance of any of the Obligations.

         "Operating Leases" means operating leases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13, dated November 1976, as amended.

         "PBGC" means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation's functions under ERISA.

         "Permitted Acquisition" means the acquisition by Borrower or a Subsidiary of Borrower of (i) all of the outstanding equity interest of any Person or (ii) all or a portion of the assets of any Person; provided, (a) the board of directors of such Person has approved such acquisition and such approval has not been revoked, and (b) such Person or the assets of such Person the subject of the proposed acquisition are used in the research, development, design, production or marketing of Devices; provided further, neither Borrower nor any Subsidiary of Borrower may make any acquisition described in clause (i) or (ii) during the period from the Effective Date through and including March 31, 1996 and neither Borrower nor any Subsidiary of Borrower may make any acquisition described in clause (i) or (ii) during the period from April 1, 1996 through and including March 31, 1997 for any consideration other than capital stock of Borrower or such Subsidiary of Borrower, respectively.

         "Permitted Investments" means Government Securities, Listed Debt, Listed Securities and State Securities;provided Investments in Listed Securities shall not exceed 25% of the outstanding equity having voting rights of any single issuer.

         "Permitted Liens" means: (i) Liens granted to Lender to secure the Obligation, (ii) Liens in assets of Borrower or a Subsidiary of Borrower which assets are not required by the Loan Papers to be subject to a Lien in favor of Lender, (iii) Liens in the Allen Property to the extent such Liens do not cover or purport to cover any asset of Borrower which is subject to a Lien in favor of Lender, (iv) pledges or deposits made to secure payment of worker's compensation or occupational injury insurance (or to participate in any fund in connection with worker's compensation or occupational injury insurance), unemployment insurance, pensions or social security programs or to secure performance of bids, tenders, contracts or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance or similar bonds in the ordinary course of business, (v) Liens imposed by mandatory provisions of law such as for materialmen's, mechanics', warehousemen's and other like Liens arising in the ordinary course of business, securing indebtedness whose payment is not yet due or which are being contested in good faith and as to which adequate cash reserves established in accordance with GAAP have been provided, (vi) Liens for taxes, assessments and governmental charges or levies imposed upon a Person or upon such Person's income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided, (vii) Liens in favor of MetLife Capital Corporation or its affiliates upon the Allen Property in existence and of record on the Effective Date, provided such Liens do not secure Debt in excess of the amount of such Debt on the Effective Date, as reduced by payments on and after the Effective Date,
(viii) Liens in Eligible Assets not required to be subject to a Lien in favor of Lender pursuant to Section 5.12, or (ix) Liens to secure Borrower's or any Subsidiary's of Borrower obligations under lease agreements related to the real property and improvements located at 5000-A Oakes Drive, Fort Lauderdale, Florida and 2930-G and 2930-H Grace Lane, Costa Mesa, California, or any reasonably comparable lease agreements entered into as replacements for or expansion of such lease agreements.

         "Permitted Venture" means any Investment in any Person; provided, (i) such Person has not conducted any operations (other than corporate, partnership or joint venture organizational operations) prior to Borrower's Investment in such Person, and (ii) such Person's sole business shall be the design, development, manufacture and/or marketing of Devices.

         "Person" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, and a government or any department, Tribunal, agency or political subdivision thereof.

         "Plan" means an employee benefit plan or other plan maintained by Borrower for employees of Borrower covered by Title IV of ERISA, or subject to the minimum funding standards under Section 412 of the Internal Revenue Code of 1986, as amended ("Code").

         "Prime Advance" means an Advance bearing interest at the Prime Rate.

         "Prime Base Rate" means the prime interest rate charged by NationsBank as announced or published by NationsBank from time to time as its prime rate, and which may not be the lowest interest rate charged by NationsBank.

         "Prime Rate" means, with respect to each Prime Advance, a rate per annum equal to the lesser of (a) the sum of (i) the Prime Base Rate, plus (ii) the Applicable Margin and (b) the Highest Lawful Rate.

         "Principal Office" means the principal office of Lender located at 901 Main Street, Dallas, Texas 75202.

"Quarterly Date" means March 31, June 30, September 30 and December 31.

         "Refinancing Advance" means an Advance which is used to pay the principal of an existing Advance at the end of its Interest Period and which, after giving effect to such application, does not result in an increase in the aggregate outstanding amount of Advances.

         "Regulatory Modification" has the meaning set forth in Section 2.9.

         "Reportable Event" has the meaning specified in Title IV of ERISA.

         "Rights" means rights, remedies, powers and privileges.

         "Seller" means William Borkan.

         "Solvent" means, with respect to a particular date, that on such date
(a) the fair value of the property of a Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, or believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or material liability.

         "Special Counsel" means the law firm of Donohoe, Jameson & Carroll, P.C., Dallas, Texas, Special Counsel to Lender, and each other attorney or law firm representing Lender.

         "State Securities" means direct obligations of any state or political subdivision thereof, rated, at any date of determination, A-1 or P-1 by Standard & Poor's Corporation or Moody's Investors Service, Inc.

         "Subsidiary" of any Person means any corporation, limited liability company, partnership, joint venture, trust or estate of which (or in which) more than 50% of: (a) the outstanding capital stock having voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture, or (c) the beneficial interest of such trust or estate, is at the time directly or indirectly owned by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person's Subsidiaries.

         "Taxes" means all taxes, assessments, fees or other charges from time to time or at any time imposed by any Laws or by any Tribunal.

         "Term Debt" means debt for borrowed money the original scheduled maturity of the last installment of which was more than twelve months after the date borrowed.

         "Total Liabilities" means all liabilities of Borrower which would be classified as total liabilities on a balance sheet prepared in accordance with GAAP on a consolidated basis.

         "Tribunal" means any state, commonwealth, federal, foreign, territorial, or other court or governmental department, commission, board, bureau, agency or instrumentality.

         "Type" refers to the distinction between Advances bearing interest at the Prime Rate and LIBOR Rate.

         "UCC" means the Uniform Commercial Code of Texas, as amended.

         "Unrestricted Cash" means all cash, Government Securities, Listed Debt, Listed Securities and State Securities owned by Borrower which are not subject to any Lien.

         1.2 Accounting and Other Terms. All accounting terms used in this Agreement which are not otherwise defined herein shall be construed in accordance with GAAP consistently applied on a consolidated basis for Borrower and its Subsidiaries, unless otherwise expressly stated herein. If after the Effective Date any change in GAAP applicable to Borrower or its Subsidiaries results in a change in the manner of any calculation under the Loan Papers, Borrower and Lender shall negotiate amendments to the Loan Papers to accommodate such changes in GAAP. References herein to one gender shall be deemed to include all other genders. Except where the context otherwise requires, (a) definitions imparting the singular shall include the plural and vice versa and (b) all references to time are deemed to refer to Dallas time.


ARTICLE II.  ADVANCES

         2.1 Facility A Advances. Lender agrees, upon the terms and subject to the conditions of this Agreement, to make Facility A Advances to Borrower from time to time from the Effective Date to the Facility A Termination Date; provided, however, that immediately after giving effect to each Facility A Advance pursuant to this Section 2.1, the aggregate principal amount of the Facility A Advances shall at no time exceed the lesser of (a) the Facility A Commitment and (b) the Borrowing Base.

         2.2 Facility B Advances. Lender agrees, upon the terms and subject to the conditions of this Agreement, to make Facility B Advances to Borrower from time to time from the Effective Date to the Facility B Termination Date; provided, however, that (i) immediately after giving effect to each Facility B Advance pursuant to this Section 2.2, the aggregate principal amount of the Facility B Advances shall at no time exceed the Facility B Commitment and (ii) from and after the date of the initial Facility B Advance, Borrower may borrow Facility B Advances only as Refinancing Advances.

         2.3     Manner of Borrowing.

         (a) Each Borrowing of Advances shall be made upon the written notice of Borrower, received by Lender (i) not later than 12:00 noon three Business Days prior to the date of the proposed Borrowing, in the case of LIBOR Advances; and (ii) not later than 11:00 a.m. on the date of such Borrowing, in the case of Prime Advances. Each such notice of a Borrowing (a "Borrowing Notice") shall be by telecopy or telex, promptly confirmed by letter, in substantially the form of Exhibit H specifying therein:

                  (i) the date of such proposed Borrowing, which shall be a Business Day;

                 (ii) whether such Borrowing is requested to be made under Facility A or Facility B;

                (iii) the amount of such proposed Borrowing which, (A) shall not exceed the unused portion of the Facility A Commitment or Facility B Commitment, as appropriate, (B) shall not, in the case of Facility A Advances, when added to the aggregate principal of outstanding Facility A Advances, exceed the Borrowing Base, (C) shall, in the case of a Borrowing of LIBOR Advances, be in an amount of not less than $100,000 or an integral multiple of $100,000 in excess thereof and (D) in the case of a Borrowing of Prime Advances, be in an amount of not less than $50,000 or an integral multiple of $10,000 in excess thereof;

                 (iv) the Type of Advances of which the Borrowing is to be comprised; and

                  (v) if the Borrowing is to be comprised of LIBOR Advances, the duration of the initial Interest Period applicable to such Advances.

         If the Borrowing Notice fails to specify the duration of the initial Interest Period for any Borrowing comprised of LIBOR Advances, such Interest Period shall be one month.

         (b) Provided that all conditions precedent to the making of such Advance have been satisfied, Lender shall on the date of such Advance (other than a Refinancing Advance) deposit the funds so requested in the deposit account no. 1291792407 of Borrower with Lender.

         (c) After giving effect to any Borrowing, there shall not be more than five different Interest Periods in effect.

         (d) No Interest Period for a Borrowing under Facility A shall extend beyond the Facility A Termination Date and no Interest Period for a Borrowing under Facility B shall extend beyond the Facility B Termination Date.

         (e) Borrower shall indemnify Lender against any Consequential Loss incurred by Lender as a result of (i) any failure to fulfill, on or before the date specified for the Advance, the conditions to the Advance set forth herein or (ii) Borrower's requesting that an Advance not be made on the date specified in the Borrowing Notice.

         2.4     Evidence of Indebtedness.

         (a) Facility A Advances shall be evidenced by the Facility A Note in the amount of the Facility A Commitment in effect on the Effective Date.
The Facility B Advances shall be evidenced by the Facility B Note in the amount of the Facility B Commitment in effect on the Effective Date.

         (b) Absent manifest error, Lender's records shall be prima facie evidence as to amounts owed Lender under the Notes and this Agreement.

         2.5     Fees.

         (a)     Facility A Commitment Fee.  Subject to the provisions of
Section 8.12, Borrower shall pay to Lender a commitment fee ("Commitment Fee") at the rate of 3/8% per annum on the average daily unused portion of the Facility A Commitment. The Commitment Fee shall be payable in arrears (i) on each Quarterly Date, commencing June 30, 1995 and (ii) on the Facility A Termination Date.

         (b) Origination Fee. Subject to the provisions of Section 8.12, Borrower shall pay to Lender an origination fee of $62,500 with respect to the Facility A Commitment and an origination fee of $187,500 with respect to the Facility B Commitment ($25,000 of which has been received by Lender prior to the Effective Date).

         2.6     Prepayments.

         (a) Borrower may, upon at least three Business Days prior written notice to Lender stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of any Advances in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid without premium or penalty other than any Consequential Loss; provided, however, that in the case of a prepayment of a Prime Advance, the notice of prepayment may be given by telephone by 11:00 a.m. on the date of prepayment. Each partial prepayment shall, in the case of LIBOR Advances, be in an aggregate principal amount of not less than $100,000 or an integral multiple of $100,000 in excess thereof and, in the case of Prime Advances, be in an aggregate principal amount of not less than $50,000 or an integral multiple of $10,000 in excess thereof. If any notice of prepayment is given, the principal amount stated therein, together with accrued interest on the amount prepaid and the amount, if any, due under Section 2.15, shall be due and payable on the date specified in such notice.

         (b) If at any time the aggregate principal of outstanding Facility A Advances exceeds the lesser of (a) the Facility A Commitment and (b) the Borrowing Base, Borrower shall immediately prepay Facility A Advances then outstanding in the aggregate amount equal to such excess, together with accrued interest to the date of such prepayment on the principal amount prepaid without premium or penalty other than any Consequential Loss.

         (c) Unless otherwise specified by Borrower, any prepayment of Advances pursuant to this Section 2.6 shall be applied first to Prime Advances, if any, then outstanding, and second to LIBOR Advances with the shortest remaining Interest Periods outstanding.

         (d) No prepayments of Facility A Advances made solely pursuant to this Section 2.6 shall cause the Facility A Commitment to be reduced. Each prepayment of Facility B Advances made pursuant to this Section 2.6 shall (i) permanently reduce the Facility B Commitment by the amount of such prepayment as of the date of such prepayment and (ii) be applied to outstanding principal of Facility B Advances in the inverse order of maturity; provided, with respect to each prepayment of outstanding principal in an aggregate amount of $500,000 or greater, such prepayment shall be applied to reduce the principal amount of each remaining scheduled installment described in Section 2.7(a)(ii)(B) in an amount equal to the gross amount of such principal prepayment divided by the number of scheduled installments described in Section 2.7(a)(ii)(B) due after the date of such prepayment.

         2.7     Repayment.

         (a) General. Borrower shall repay to Lender the outstanding principal amount of (i) the Facility A Advances on the Facility A Termination Date and (ii) the Facility B Advances on (A) the Facility B Termination Date and (B) the last Business Day of each month during the period specified below in the amount specified below:

         Effective Date through and                        $162,500.00
         including March 31, 1997

         April 1, 1997 through and including               $270,834.00
         March 31, 1999

         April 1, 1999 through and including               $216,667.00
         March 31, 2000

The Facility B Commitment shall permanently reduce by the amount of each payment required by this Section 2.7(a) on the date due. The principal amount of each LIBOR Advance is due and payable on the last day of the applicable Interest Period, which principal payment may be made by means of a Refinancing Advance (subject to the other provisions of this Agreement). On the date of a reduction of the Facility B Commitment pursuant to this Section 2.7(a) and of either Commitment pursuant to Section 2.8, the aggregate amount of the applicable Advances outstanding on the date of reduction in excess of such Commitment as reduced shall be due and payable, which principal payment may not be made by means of a Refinancing Advance.

         (b) Excess Cash. On the first to occur of (i) March 31 of each year (beginning March 31, 1996) and (ii) fifteen days after Borrower's receipt of the opinion of its independent auditors with respect to its audited Financial Statements (beginning with the receipt of Borrower's audited Financial Statements for the fiscal year ended December 31, 1995), Borrower shall pay to Lender an amount equal to 50% of Excess Cash for such fiscal year, which shall be applied to prepay Facility B Advances in accordance with this
Section 2.7(b). In addition to principal required to be prepaid pursuant to this Section 2.7(b), Borrower shall pay to Lender, with such prepayment, accrued interest in respect of the principal prepaid without premium or penalty other than any Consequential Loss. Unless otherwise specified by Borrower, any prepayment of Facility B Advances pursuant to this Section 2.7(b) shall be applied first to Prime Advances, if any, then outstanding under Facility B, second to LIBOR Advances for which the date of prepayment is the last day of the applicable Interest Period, if any, outstanding under Facility B and third to LIBOR Advances with the shortest remaining Interest Periods outstanding under Facility B. Each prepayment of Facility B Advances made pursuant to this
Section 2.7(b) shall permanently reduce the Facility B Commitment by the amount of such prepayment as of the date of such prepayment. Each such prepayment applied to prepay Facility B Advances shall be applied to prepay installments of Facility B Advances, together with interest accrued thereon, in the inverse order of maturities; provided, with respect to each prepayment of outstanding principal in an aggregate amount of $500,000 or greater, such prepayment shall be applied to reduce the principal amount of each remaining scheduled installment described in Section 2.7(a)(ii)(B) in an amount equal to the gross amount of such principal prepayment divided by the number of scheduled installments described in Section 2.7(a)(ii)(B) due after the date of such prepayment.

         2.8 Reduction of Commitments. Borrower shall have the right at any time and from time to time upon not less than three Business Days' notice to Lender not later than 12:00 noon (if telephonic, to be confirmed by telex or in writing on or before the date of reduction or termination), to terminate or reduce the Facility A Commitment or Facility B Commitment, in whole or in part, provided that each partial termination shall be in an aggregate amount which is an integral multiple of $50,000. Once reduced or terminated, the Facility A Commitment or Facility B Commitment (as appropriate) may not be increased or reinstated. On the date of any such reduction, Borrower shall repay such principal amount (together with accrued interest thereon and any Consequential
Loss) of outstanding Advances as may be necessary so that after such repayment, the aggregate unpaid principal amount of Advances does not exceed the amount of the Facility A Commitment or Facility B Commitment (as appropriate) as then reduced.

         2.9 Interest. Subject to Sections 2.10 and 8.12, Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal shall be paid in full, at the following rates per annum:

                 (a) Prime Advances. Prime Advances shall bear interest at a rate per annum equal to the Prime Rate as in effect from time to time.

                 (b) LIBOR Advances. LIBOR Advances shall bear interest at the rate per annum equal to the LIBOR Rate applicable to such Advance, which at no time shall exceed the Highest Lawful Rate.

                 (c) Payment Dates. Accrued and unpaid interest on Prime Advances shall be paid in arrears on each Interest Payment Date and on the Facility A Termination Date and the Facility B Termination Date, as appropriate. Accrued and unpaid interest in respect of each LIBOR Advance shall be paid on the last day of the appropriate Interest Period and on the date of any prepayment or repayment of such Advance; provided, however, that if any Interest Period for a LIBOR Advance exceeds three months, interest shall also be paid on the date which falls three months after the beginning of such Interest Period.

                 (d) Index. Reference to any particular index or reference rate for determining any applicable interest rate under this Agreement is for purposes of calculating the interest due and is not intended as and shall not be construed as requiring Lender to actually obtain its funds used to make any Advance at any particular index or reference rate.

         2.10 Default Interest. During the continuation of any Event of Default, Borrower shall pay, on demand, interest (after as well as before judgment to the extent permitted by Law) on the principal amount of all Advances outstanding and on all other Obligations due and unpaid hereunder for each Advance equal to the lesser of the (a) the Highest Lawful Rate and (b) a rate per annum which is determined by increasing the greatest applicable interest rate for each Type of Advance (whether or not in effect) 3.00% per annum for the principal amount of the Advances outstanding and at a rate per annum equal to the greatest Prime Base Rate (whether or not in effect) plus 3.00% for any other Obligation due hereunder.

         2.11    Continuation and Conversion Elections.

         (a) Borrower may upon irrevocable written notice to Lender and subject to the terms of this Agreement:

                  (i) elect to convert, on any Business Day, all or any portion of outstanding Prime Advances (in an aggregate amount not less than $100,000 or an integral multiple of $100,000 in excess thereof) into LIBOR Advances; or

                 (ii) elect to convert, at the end of any Interest Period therefor, all or any portion of outstanding LIBOR Advances comprised in the same Borrowing (in an aggregate amount not less than $50,000 or an integral multiple of $10,000 in excess thereof), into Prime Advances; or

                (iii) elect to continue, at the end of any Interest Period therefor, any LIBOR Advances;

         provided, however, that if the aggregate amount of outstanding LIBOR Advances comprised in the same Borrowing shall have been reduced as a result of any payment, prepayment or conversion of part thereof to an amount less than $100,000, the LIBOR Advances comprised in such Borrowing shall automatically convert into Prime Advances at the end of each respective Interest Period.

         (b) Borrower shall deliver a notice of conversion or continuation (a "Conversion or Continuation Notice"), in substantially the form of Exhibit I, to Lender not later than (i) 12:00 noon three Business Days prior to the proposed date of conversion or continuation, if the Advances or any portion thereof are to be converted into or continued as LIBOR Advances; and (ii) 10:00 a.m. on the Business Day of the proposed conversion, if the Advances or any portion thereof are to be converted into Prime Advances.

         Each such Conversion or Continuation Notice shall be by telecopy or telex, promptly confirmed by letter, specifying therein:

                  (i)     the proposed date of conversion or continuation;

                 (ii) the aggregate amount of Advances to be converted or continued;

                (iii) the nature of the proposed conversion or continuation; and

                 (iv)     the duration of the applicable Interest Period.

         (c) If, upon the expiration of any Interest Period applicable to LIBOR Advances, Borrower shall have failed to select a new Interest Period to be applicable to such LIBOR Advances or if an Event of Default shall then have occurred and be continuing, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Advances effective as of the expiration date of such current Interest Period.

         (d) Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Advances, there shall not be outstanding Advances with more than five different Interest Periods.

         2.12 Maximum Amount of Interest. In no event shall any interest rate charged hereunder exceed the Highest Lawful Rate. If the amount of interest payable for the account of Lender on any Interest Payment Date in respect of the immediately preceding interest computation period would exceed the Maximum Amount, the amount of interest payable on such Interest Payment Date shall be automatically reduced to the Maximum Amount. If the amount of interest payable for the account of Lender in respect of any interest computation period is reduced pursuant to the immediately preceding sentence and the amount of interest payable for its account in respect of any subsequent interest computation period would be less than the Maximum Amount, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such Maximum

Amount; provided that at no time shall the aggregate amount by which interest paid for the account of Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the immediately preceding sentence.

         2.13 Computations. Subject to the provisions of Section 8.12 of this Agreement, interest on all Advances as well as computation of the Commitment Fee, shall be calculated on the basis of actual days elapsed, but computed as if each year consisted of 360 days. All LIBOR Advances shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period. All Prime Advances shall bear interest from and including each Interest Payment Date to (but not including) the next Interest Payment Date.

         2.14 Taxes. All payments made by Borrower under this Agreement shall be made free and clear of and without deduction for or on account of any present or future income, stamp or other Taxes (excluding, however, Taxes imposed on the overall net income of Lender or any franchise Taxes).

         2.15    Capital Adequacy; Increased Costs.

         (a) If Lender shall have determined that any change after the Effective Date in any applicable Law or guideline regarding capital adequacy, capital maintenance or similar requirements against loan commitments made by Lender (including any such applicable Law or guideline which may be adopted before the date of this Agreement but which requirements are phased in over a period of time), or any change therein, or any change in the interpretation or administration thereof by any Tribunal, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or any Lending Office of Lender) or any corporation controlling Lender with any request or directive regarding capital adequacy, capital maintenance or similar requirements against loan commitments, whether or not having the force of law (each such adoptions or modification and each interpretation or administration being herein called a "Regulatory Modification"), has or would have the effect of increasing the cost of Lender with respect to this Agreement as a result of reducing the rate of return on Lender's or such corporation's capital as a consequence of its obligations hereunder ("Additional Costs") to a level below that which Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Lender's or such corporation's policies with respect to such capital impositions) by an amount deemed by Lender to be material, then from time to time, Borrower shall pay to Lender such Additional Costs as will compensate Lender for such reduction. No failure by Lender to immediately demand payment of Additional Costs payable hereunder shall constitute a waiver of Lender's right to demand payment of such Additional Costs at any subsequent time. Determinations by Lender for purposes of this Section 2.15 shall be presumed correct, provided that such determinations are made reasonably and in good faith. Nothing contained herein shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges greater than as permitted by Applicable Law.

         (b) If, after the date hereof, any Tribunal, central bank or other comparable authority, shall at any time impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender, or shall impose on Lender other conditions affecting a LIBOR Advance, the Notes, or its obligation to make a LIBOR Advance; and the result of any of the foregoing is to increase the cost to Lender of making or maintaining LIBOR Advances, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under the Notes by an amount deemed by Lender to be material, then, within five days after demand by Lender, Borrower shall pay to Lender the additional amount or amounts as will compensate Lender for the increased cost or reduction. A certificate of Lender claiming compensation under this Section 2.15 and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. If Lender demands compensation under this Section 2.15, Borrower may at any time, upon at least five Business Days' prior notice to Lender either (i) repay in full the then outstanding principal amount of LIBOR Advances, together with accrued interest thereon, or
(ii) convert such LIBOR Advances to Prime Advances in accordance with the provisions of this Agreement; provided, however, that Borrower shall be liable for any Consequential Loss arising pursuant to such actions.

         (c) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation or administration of any Law shall make it unlawful, or any central bank or other Tribunal shall assert that it is unlawful, for Lender to perform its obligations hereunder to make LIBOR Advances or to continue to fund or maintain LIBOR Advances hereunder, then, on notice thereof and demand therefor by Lender to Borrower,
(i) each LIBOR Advance will automatically, upon such demand, convert into a Prime Advance and (ii) the obligation of Lender to make, or to convert into or Continue Advances as, LIBOR Advances shall be suspended until Lender notifies Borrower that Lender has determined that the circumstances causing such suspension no longer exist.

         (d) Upon the occurrence and during the continuance of any Default or Event of Default, (i) each LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Prime Advance and
(ii) the obligation of Lender to make, or to convert into or Continue Advance as, LIBOR Advances shall be suspended.

         (e) Failure on the part of Lender to demand compensation for any increased costs, increased capital or reduction in amounts received or receivable or reduction in return on capital pursuant to this Section 2.15 with respect to any period shall not constitute a waiver of Lender's right to demand compensation with respect to such period or any other period.

         (f) The obligations of Borrower under this Section 2.15 shall survive any termination of this Agreement; provided that at no time may Lender demand any compensation under Sections 2.15(a) or (b) for any amount with respect to any period prior to the date which is six months prior to the date of the notice or certificate delivered by Lender pursuant to either Section 2.15(a) or (b); provided further that Lender shall not demand any compensation under

Section 2.15(a) or (b) except in accordance with Lender's normal policies for administering loans with similar provisions.

         (g) Determinations by Lender for purposes of this Section 2.15 shall be conclusive, absent manifest error. Any certificate delivered to Borrower by Lender pursuant to this Section 2.15 shall include in reasonable detail the basis for Lender's demand for additional compensation.


ARTICLE III.  CONDITIONS PRECEDENT TO ADVANCES.

         3.1 Conditions Precedent to Advances. The obligation of Lender to make the first Advance to be made by it hereunder is subject to the satisfaction of the following conditions:

         (a) Laws. The making of both the Facility A Commitment and the Facility B Commitment shall not contravene any Law applicable to Lender.

         (b) No Default. (i) No Material Adverse Change, as determined by Lender, shall have occurred and be continuing since December 31, 1994, (ii) no circumstance or event shall have occurred and be continuing since December 31, 1994 that is or could reasonably be expected to, as determined by Lender, be material and adverse to the financial condition, business operations, prospects or property of Neuromed, and (iii) there shall not be a Default or Event of Default existing.

         (c) Representations and Warranties. The representations and warranties in Article VI and the other Loan Papers shall be true and correct in all material respects.

         (d) Certificate. Borrower shall have delivered to Lender an officer's certificate for each Obligor, executed by authorized officers of such Obligor, dated the Effective Date, certifying (A) that attached thereto is a copy of its certificate or articles of incorporation certified by the Secretary of State (or other appropriate officer) of the jurisdiction of its incorporation, which is true and complete, and in full force and effect, without amendment except as shown, (B) that attached thereto is a copy of its bylaws, which is true and complete, and in full force and effect, without amendment except as shown, (C) that attached thereto is a copy of the resolutions of the board of directors of such Obligor authorizing execution, delivery and performance of this Agreement and all other Loan Papers and the Acquisition Documents, which are true and complete, are in full force and effect, were duly adopted, have not been amended, modified, or revoked, and constitute all resolutions of such Obligor adopted with respect to this loan transaction and the Acquisition, (D) that attached thereto are certificates of good standing and certificates of existence for such Obligor issued not more than ten days prior to the Effective Date, issued by the appropriate officer of the jurisdiction of organization of such Obligor and of each jurisdiction in which the nature of such Obligor's business or properties require such qualification, (E) with respect to Borrower, that the pledged interests in Neuromed have been issued and are outstanding and a description of the ownership of the pledged interests in

Neuromed, (F) with respect to each Obligor other than Borrower, a description of the ownership of all authorized, issued and outstanding equity interests of such Obligor and (G) to the incumbency, name, and signature of each officer authorized to sign this Agreement and any other Loan Paper and the Acquisition Documents on its behalf. Lender may conclusively rely on each certificate delivered pursuant to this Section 3.1(d) until it receives notice from Borrower in writing to the contrary.

         (e) Proceedings. All corporate proceedings of each Obligor taken in connection with the transactions contemplated by this Agreement, the Acquisition Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender and Special Counsel; and Lender shall have received, as of the Effective Date, copies of all documents or other evidence which Lender or Special Counsel may reasonably request in connection with said transactions.

         (f) Loan Papers. Each Obligor shall have delivered to Lender the Loan Papers to be executed by such Obligor, dated as of the Effective Date, appropriately completed.

         (g)     Acquisition.

                  (i) All terms of the Acquisition and the Acquisition Documents shall be acceptable to Lender in its sole discretion, and the Acquisition shall have been consummated in accordance with the terms, provisions and conditions of the Acquisition Agreement, without amendments, consents or waivers with respect thereto (except with the express written consent of Lender).

                 (ii) Lender shall have completed all due diligence related to the Acquisition deemed necessary in its sole discretion, and all such information revealed in connection with such due diligence shall be acceptable to Lender in its sole discretion.

         (h) Documents. Borrower shall have delivered to Lender the following (in the number of counterpart requested by Lender), all in form and substance satisfactory to Lender:

                  (i) Copies of all opinions rendered by any counsel in connection with the Acquisition and the Acquisition Documents, together with letters authorizing Lender to rely thereon.

                 (ii) A copy of all Acquisition Documents, all in form and substance satisfactory to Lender, certified by an officer of Borrower to be true and complete.

                (iii) Evidence satisfactory to Lender of the completion of all transactions related to the Acquisition.

                 (iv) Evidence reasonably satisfactory to Lender that on the date of the initial Advance: (A) the FDA and each other Tribunal, the consent of which is necessary, has consented to the Acquisition;
         (B) all representations and warranties in the Acquisition

         Documents are true and correct, and (C) all intellectual property intended to be vested in Neuromed is owned of record by Neuromed.

                  (v) The undrawn letter of credit issued by Lender for the account of Borrower and the benefit of Seller, letter of credit number 145407 in the original face amount of $1,500,000.

                 (vi) The results of UCC and other Lien searches against the assets of each Obligor and Seller, and evidence satisfactory to Lender that all Liens in favor of any Person against assets of Seller, Neuromed and any Obligor shall have been released and any credit facility related to any of the above shall have been terminated.

                (vii) Evidence satisfactory to Lender of the perfection and priority of the Liens in the Collateral.

               (viii) If requested by Lender, reasonable evidence that any Obligor is the rightful owner and has good title to its Collateral (including Collateral acquired pursuant to the Acquisition), as applicable.

                 (ix) A certificate computed after giving effect to the Initial Advance, but demonstrating compliance on the Effective Date with all financial ratios described in Sections 5.7, 5.8, 5.11 and
         5.12 (determined on a pro forma basis as of the Effective Date, based on the unaudited financial statements of Borrower and Neuromed as of February 28, 1995).

                  (x) Copies of insurance binders or certificates covering the assets of each Obligor indicating Lender as a loss payee.

                 (xi) Payment of all fees (including attorneys' fees incurred by Lender.

                (xii) Copies of all documentation relating to debt owed by Borrower and each other Obligor to any Person, including without limitation, all credit agreements, notes, collateral documents, bonds, instruments and other documentation in connection with any extension of credit.

               (xiii) Certificates for all of the outstanding capital stock of each Subsidiary of Borrower and stop transfer letters in favor of Lender.

                (xiv) Stock and other powers for all shares of the outstanding capital stock of each Subsidiary of Borrower.

         (i) Financial Condition Certificate. Lender shall have received a certificate of Borrower to the effect that: (i) the fair and saleable value of the assets, after giving effect to this Agreement, the Notes and the other Loan Papers of Borrower will exceed amounts that will be required to be paid by Borrower on or in respect of its existing debts (including contingent liabilities) as they mature; (ii) Borrower will not have unreasonably small capital to carry out its business as now conducted or as proposed to be conducted, and (iii) Borrower has not incurred debts beyond its ability to pay such debts as they mature.

         (j) Opinion of Counsel. Lender shall have received an opinion of Fulbright & Jaworski L.L.P. acceptable to Lender and Special Counsel.

         (k) Further Documents. As of the Effective Date, Lender shall have received, in form and substance satisfactory to Lender and Special Counsel, such other documents and instruments as Lender may reasonably require to evidence the status, organization or authority of Borrower, and to evidence payment of the Obligation.

         3.2 Conditions Precedent to All Advances. Lender shall not be obligated to make any Advance, if (a) there is in existence at such time a Default under Section 4.2, 5.5, 5.6, 5.9, 5.10 or 5.12; (b) an Event of Default has occurred and is continuing; (c) if any representations and warranties contained in Article VI of this Agreement shall be false or untrue in any material respect on the date of such Advance, as if made on such date except for representations and warranties that are by their express terms limited to a specific date; or (d) any Subsidiary of Borrower has not executed and delivered to Lender a Guaranty Agreement. Each request by Borrower for an Advance shall constitute a representation by Borrower that it is in compliance with the provisions of this Section 3.2.

         3.3 Legal Details. All documents executed or submitted pursuant hereto by Borrower shall be satisfactory in form and substance to Lender and Special Counsel. Lender and Special Counsel shall receive all information, and such counterpart originals or certified or other copies of and such materials, as Lender or Special Counsel may reasonably request. All legal matters incident to the transactions contemplated by this Agreement (including, without limitation, matters arising from time to time as a result of changes occurring with respect to any Laws) shall be satisfactory to Special Counsel.


ARTICLE IV.  AFFIRMATIVE COVENANTS

         From the date hereof, and so long as this Agreement is in effect and until final payment in full of the Obligation and the performance of all other obligations of Borrower under this Agreement and the other Loan Papers, Borrower agrees and covenants that it shall, and shall cause each Subsidiary of Borrower to, observe, perform, comply and fulfill each and every covenant, term and provision set forth below:

         4.1 Books, Records and Properties. Borrower shall, and shall cause each Subsidiary of Borrower to, maintain its books and records in accordance with GAAP. Borrower during normal business hours and after reasonable notice by Lender shall, and shall cause each Subsidiary of Borrower to, permit any of Lender's agents or representatives to have access to and examine its books and records, including statements and schedules with respect to the Collateral, and to copy and make abstracts therefrom, and to inspect any of the properties of Borrower and each Subsidiaries of Borrower to, at any time(s) hereafter during normal business hours; provided, that any such access or inspection shall not disrupt Borrower's operations.

         4.2 Financial Statements and Reports. Borrower shall furnish or cause to be furnished to Lender the following Financial Statements and reports:

         (a) Accounting Period Statements. As soon as practicable after the end of each fiscal quarter of Borrower and in any event within 45 days after the end of each fiscal quarter of Borrower, copies of Financial Statements as of the end of such quarter, all in reasonable detail and certified as complete and correct in all material respects, subject to changes resulting from year-end adjustment, by a financial officer of Borrower or any other Person acceptable to Lender;

         (b) Annual Statements. As soon as practicable after the end of each fiscal year of Borrower and in any event within 90 days thereafter, copies of annual Financial Statements, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an unqualified opinion of independent certified public accountants approved by Borrower's board of directors, which opinion shall state that the Financial Statements have been prepared in accordance with GAAP, that their examination has been made in accordance with generally accepted auditing standards and that said financial statements present fairly the consolidated financial position of Borrower and its Subsidiaries and their results of operations;

         (c) Compliance Certificate and related reports. Within 45 days after the end of each month;

                  (i) The Compliance Certificate for the last day of such month;

                 (ii) A schedule showing for such month an aging of Accounts of Borrower in categories of current, 30 days past due, 60 days past due and 91 or more days past due; and

                (iii) A schedule showing for such month Accounts payable by each account debtor of which 10% or more of the aggregate dollar amount of all Accounts owed to Borrower by such account debtor have been due and payable for 91 days or more from their respective invoice dates;

         (d) Contingent Liabilities Report. Promptly upon becoming aware, written notice of any actual or potential contingent liabilities, including Litigation, against Borrower or any Subsidiary of Borrower involving liability in an amount which must be disclosed in either Borrower's financial statements or filings with the Securities and Exchange Commission.

         (e) FDA Reports. Promptly upon receipt from FDA, a copy of each inspection report received from FDA and responses from and to FDA.

         (f) SEC Filings. As soon as filed with the Securities and Exchange Commission, copies of each of Borrower's forms 10- Q, 10-K and 8-K.

         (g) Payment Report. Not later than 15 days prior to making any payment or other transfer of property to Seller (other than any payment on the Effective Date) pursuant to any Acquisition Document, Borrower shall deliver the written certification of any authorized officer of Borrower stating (i) whether a Default or Event of Default then exists or will exist after giving effect to such payment or transfer and (ii) the Eligible Asset Value, the Facility A Commitment, the Borrowing Base and the aggregate amount of outstanding Facility A Advances, after giving effect to such payment or transfer (together with detailed calculations of such determination).

         4.3 Maintenance of Existence. Borrower shall cause to be done all things necessary to preserve and keep in full force and effect Borrower's and each of Borrower's Subsidiaries' existence as a corporation; provided, (a) any Subsidiary of Borrower may merge with and into Borrower if Borrower is the surviving entity and (b) any Subsidiary of Borrower may merge with and into another Subsidiary of Borrower.

         4.4 Insurance. Borrower shall maintain, and shall cause each Subsidiary of Borrower to, in force with financially sound and reputable insurers, the insurance policies required pursuant to the Loan Papers in accordance with the provisions thereof and such other policies with respect to its respective property and business against such casualties and contingencies (including fire, worker's compensation or occupational injury insurance, business interruption and public liability) and in such amounts as is customary in the lines of business of comparable size and financial strength, with a loss payee endorsement for casualty insurance in favor of Lender and noncancelable without 30 days prior notice to Lender. Borrower shall supply evidence of such insurance to Lender.

         4.5 Compliance with Applicable Laws. Borrower shall, and shall cause each Subsidiary of Borrower to, comply with the requirements of all applicable Laws and orders (including but not limited to the FDA Act, ERISA and environmental laws) of Tribunals or other governmental authorizations necessary to the ownership of Borrower's and each of Subsidiary's of Borrower properties or to the conduct of its business if the result of failure to so comply would have a Material Adverse Effect.

         4.6 Other Information and Documents. Borrower shall, and shall cause each Subsidiary of Borrower to, promptly deliver to Lender such information, certificates and documents in addition to those herein mentioned as Lender may from time to time reasonably request.

         4.7 Default. Borrower shall report to Lender immediately any Default or Event of Default, and any notice of any claimed default under any other Debt agreement, specifying the default and steps taken or to be taken to cure.

         4.8 Taxes. Borrower shall pay any stamp, loan, transaction or similar taxes that may be imposed on this Agreement, the Advances hereunder, the Notes, or any of the transactions hereunder, and shall pay, and shall cause each Subsidiary of Borrower to, all income, ad valorem, and other taxes of Borrower or such Subsidiary before they become delinquent except taxes being contested by appropriate means and in good faith and the levy and execution of which have been stayed and continued to be stayed. Any such taxes must be paid before their nonpayment causes a Lien (other than a Permitted Lien) to be filed on any of the Collateral.

         4.9 Further Assurances. Borrower will, and will cause each other Obligor to, on request of Lender, promptly correct any defect, error or omission which may be discovered in the contents of any of the Loan Papers or in the execution or acknowledgment thereof, and will execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or as may be requested by Lender to carry out more effectively the purposes of this Agreement and the Loan Papers and to subject to the Liens any of Borrower's or any other Obligor's properties, rights or interests covered or intended to be covered thereby, and to perfect and maintain all Liens at any time securing all or any part of the debt hereunder.

         4.10 Filings. Borrower will pay all expenses incurred in connection with the filing of any of the Loan Papers and every other instrument in addition or supplemental to any thereof that shall be required by Law in order to perfect and maintain the validity and effectiveness of Liens at any time securing all or any part of the debt hereunder.

         4.11 Maintenance. Borrower will, and shall cause each Subsidiary of Borrower to, maintain all of Borrower's and such Subsidiary's material property in good condition and repair (wear and tear excepted) and make all necessary replacements thereof, and preserve and maintain all material leases, licenses, privileges, franchises, certificates and the like used in the operation of Borrower's and such Subsidiary's business (other than with respect to any such lease, license, privilege, franchise and certificate which the Board of Directors of Borrower or such Subsidiary of Borrower has determined that the expiration or termination of which is in the best interest of Borrower or such Subsidiary of Borrower, respectively).

         4.12 ERISA Compliance. Borrower shall, and shall cause each Subsidiary of Borrower to, (a) at all times, make prompt payment of all contributions required under all Plans and required to meet the minimum funding standard set forth in ERISA with respect to its Plans, (b) notify Lender immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by Lender as to the reason therefor and the action, if any, proposed to be taken with respect thereto, and (c) furnish to Lender, upon its request, such additional information concerning any of its Plans as may be reasonably requested.

         4.13 Indemnity by Borrower. Borrower shall indemnify, save, and hold harmless Lender and its shareholders, directors, officers, agents, attorneys, and employees (collectively, the "Indemnitees") from and against:
(a) any and all claims, demands, actions, or causes of action that are asserted by any Person other than Borrower, its shareholders, directors, officers, agents, attorneys, and employees against any Indemnitee if the claim, demand, action or cause of action relates to the Obligations, the use of proceeds of any Advance, or the relationship of Borrower and Lender under this Agreement or any transaction contemplated pursuant to this Agreement or any other Loan Paper, (b) any proceeding or any administrative, investigative or arbitration proceeding by or before any Tribunal or arbitral directly or indirectly related to (i) a claim, demand, action or cause of action described in clause (a) above or (ii) any claim, demand, proceeding, action or cause of action involving Borrower or any Affiliate (including any shareholder) of Borrower in which any Indemnitee incurs costs and expenses as a result of any requirement that such Indemnitee testify or produce records therein (other than as a result of any Litigation commenced by an Indemnitee or Borrower in which such Indemnitee is not a prevailing party), and (c) any and all liabilities, losses, costs, or expenses (including attorneys' fees and disbursements) that any Indemnitee suffers or incurs as a result of any of the foregoing (other than as a result of any Litigation commenced by an Indemnitee or Borrower in which such Indemnitee is not the prevailing party); provided, however, that Borrower shall not have any obligation under this Section 4.13 to a particular Indemnitee or with respect to any of the foregoing arising out of the negligence or willful misconduct of such Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section 4.13 except to the extent such failure materially impairs Borrower's ability to defend any such claim, demand, action or cause of action. Any obligation or liability of Borrower to any Indemnitee under this Section 4.13 shall survive the expiration or termination of this Agreement and the repayment of the Obligation.


ARTICLE V.  NEGATIVE COVENANTS

         From the date hereof and so long as this Agreement is in effect and until final payment in full of the Obligation, and the performance of all other obligations of Borrower under this Agreement and the other Loan Papers, Borrower agrees and covenants that it shall, and shall cause each of its Subsidiaries to, observe, perform, comply and fulfill each and every covenant, term and provision set forth below:

         5.1 Liens. Borrower shall not, and shall not permit any Subsidiary of Borrower to, grant, permit or suffer to exist any Lien on any of its property or assets, except (a) Permitted Liens, and (b) Liens granted under the Loan Papers.

         5.2 Transfer of Assets. Borrower shall not, and shall not permit any Subsidiary of Borrower to, sell, lease, transfer, or otherwise dispose of assets of Borrower or such Subsidiary, except (a) payments of business expenses of Borrower or such Subsidiary in the ordinary course of business, (b) Inventory and Investments in the ordinary course of business and for full and fair consideration, (c) assets which Borrower or such Subsidiary determines in good faith are worthless or obsolete, (d) assets not subject to a Lien or license in favor of Lender the value of which, individually and in the aggregate, does not exceed 5% of the gross revenue of Borrower and its Subsidiaries (determined on or consolidated basis) during the preceding fiscal year from operations, (e) the sale of Investments permitted pursuant to Section
3.5 of the Security Agreement of Borrower or (f) in connection with Investments permitted pursuant to Section 5.4.

         5.3 New Industry. Borrower shall not, and shall not permit any Subsidiary of Borrower to, enter any industry or type of business which is not directly related to the research, design, development, manufacture and/or marketing of Devices.

         5.4 Restricted Investments. Borrower shall not make or have outstanding any Investments, except for Permitted Investments, Permitted Acquisitions and Permitted Ventures.

         5.5 Transactions with Affiliates. Borrower shall not, and shall not permit any Subsidiary of Borrower to, enter into any transaction with any Affiliate, except in the ordinary course of the business of Borrower or such Subsidiary, and on fair and reasonable terms no less favorable to Borrower or such Subsidiary than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

         5.6 Fixed Charges Coverage Ratio. Borrower shall not permit the Fixed Charges Coverage Ratio to be less than as indicated below, as at the end of each fiscal quarter ending during the period indicated:

            March 31, 1995 through September 30, 1996          1.50 to 1.00
            December 31, 1996 through September 30, 1997       2.50 to 1.00
            December 31, 1997 and thereafter                   3.00 to 1.00

         5.7 Current Ratio. Borrower shall not permit the Current Ratio to be less than as indicated below, as at the end of each fiscal quarter ending on the date or during the period indicated:

            Effective Date                                     1.75 to 1.00
            June 30, 1995 through September 30, 1996           1.30 to 1.00
            December 31, 1996 through September 30, 1997       1.40 to 1.00
            December 31, 1997 and thereafter                   1.60 to 1.00

         5.8 Total Liabilities to Worth Ratio. Borrower shall not permit the ratio of Total Liabilities to Net Worth to be greater than as indicated below, as at the end of each fiscal quarter ending on the date or during the period indicated:

            Effective Date through September 30, 1996          1.25 to 1.00
            December 31, 1996 through September 30, 1998       1.00 to 1.00
            December 31, 1998 and thereafter                   0.75 to 1.00

         5.9 Current Maturities Coverage Ratio. Borrower shall not permit the Current Maturities Coverage Ratio to be less than as indicated below, as at the end of each fiscal quarter ending during the period indicated:

            March 31, 1995 through September 30, 1996          1.50 to 1.00
            December 31, 1996 through September 30, 1997       1.75 to 1.00
            December 31, 1997 through September 30, 1998       2.00 to 1.00
            December 31, 1998 and thereafter                   2.50 to 1.00

         5.10 Obligations Ratio. Borrower shall not permit the ratio of (a) the sum of the aggregate unpaid principal of all outstanding Advances, plus all accrued, unpaid interest on all Advances, plus all other Obligations to (b) EBITDA, to be greater than 3.50 to 1.00 as at the end of each fiscal quarter.

         5.11 Capital Expenditures. Borrower shall not permit the aggregate amount of Capital Expenditures incurred or paid during the calendar year indicated below to exceed the amounts indicated below for such year:

                        1995                      $1,200,000
                        1996                      $1,000,000
                        1997                      $  700,000
                        1998                      $  700,000
                        1999                      $  700,000

         5.12 Eligible Asset Value. Borrower shall not permit the Eligible Asset Value to be less than $2,000,000 at any time.

         5.13 Merger and Consolidation. Borrower shall not, and shall not permit any Subsidiary of Borrower to, merge or consolidate with any other Person or allow any other Person to merge or consolidate with it; provided, (a) Borrower may merge or consolidate with any other Person if (i) Borrower is the surviving entity and (ii) such merger or consolidation is the result of (A) a Permitted Acquisition or (B) any other Investment, so long as no Default or Event of Default exists prior to or after giving effect to such Investment and
(b) each Subsidiary of Borrower may merge with and into either Borrower or any other Subsidiary of Borrower if Borrower or another Subsidiary of Borrower is the surviving entity, as appropriate, and no Default or Event of Default exists prior to or after giving effect thereto.

         5.14 Debt. Borrower shall not, and shall not permit any Subsidiary of Borrower to, create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any Debt for Borrowed Money, except (a) Debt under the Loan Papers, (b) obligations in respect of trade payables (i) incurred by Borrower or a Subsidiary of Borrower in the ordinary course of business and (ii) acquired or assumed by Borrower or a Subsidiary of Borrower pursuant to a Permitted Acquisition, (c) Debt the proceeds of which was used solely for the acquisition and construction of the Allen Property not in excess of the amount of such Debt on the Effective Date, as reduced by payments on and after the Effective Date, and (d) other Debt of Borrower and each of its Subsidiaries not to exceed in the aggregate $250,000.

         5.15    Distributions.

         (a) Dividends. Borrower shall not declare, pay, make or become liable for any Distribution, provided that so long as no Default or Event of Default exists, Borrower may (i) declare and pay dividends on Borrower's capital stock in an aggregate amount not to exceed in any calendar year 25% of the prior fiscal year's Net Income (determined on a non-cumulative basis); provided, further, prior to the declaration of each such dividend, Borrower shall deliver to Lender not later than fifteen Business Days prior to the proposed declaration date a certificate of the chief financial officer of Borrower stating that (A) no Default or Event of Default exists or will result from the declaration or payment or such dividend, and (B) attached to such certificate are calculations of Sections 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12 and 5.14, calculated on a pro forma basis as at the date twelve months after the date of payment of the proposed dividend, (ii) enter into transactions permitted by Section 5.12(b) and (iii) make payments to Seller in accordance with the Acquisition Agreement; provided further (c) that no Distribution otherwise permitted by this Section 5.12 shall be made prior to receipt by Lender of (i) the audited financial statements of Borrower for the fiscal year to which such proposed Distribution is attributable and (ii) the payment required by Section 2.7(b).

         (b) Treasury Stock. Borrower shall not declare, pay, make or become liable for any Distribution, provided that so long as no Default or Event of Default exists, Borrower may (i) acquire for cash Borrower's capital stock in an aggregate amount not to exceed $1,000,000 in any calendar year; provided, further, not later than seven days after each such acquisition of any of Borrower's capital stock, Borrower shall deliver to Lender a certificate of the chief financial officer of Borrower stating that (A) no Default or Event of Default exists or will result from the declaration or payment or such dividend,
(B) attached to such certificate are calculations demonstrating that before and after giving effect to each acquisition of Borrower's capital stock, Eligible Asset Value equals or exceeds $5,000,000 in the aggregate and (ii) enter into transactions permitted by Section 5.12(a); provided further (c) that no Distribution otherwise permitted by this Section 5.12 shall be made prior to receipt by Lender of (i) the audited financial statements of Borrower for the fiscal year to which such proposed Distribution is attributable and (ii) the payment required by Section 2.7(b).

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants as follows:

         6.1 Organization; Qualification; Authority. Borrower and each Subsidiary of Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state indicated on Schedule 1. Borrower and each Subsidiary of Borrower has the power to own its properties and to carry on its businesses as now being conducted. The Board of Directors of Borrower has duly authorized the execution, delivery and performance of the Loan Papers to be executed by Borrower. No consent of the shareholders of Borrower is required as a prerequisite to the validity and enforceability of any Loan Papers or any other document contemplated hereby. Borrower has full legal right and corporate power, and authority to execute, deliver, and perform its obligations under the Loan Papers to be executed and delivered by it.

         6.2 Financial Statements. The audited financial statements for the fiscal year ended December 31, 1994 and the unaudited financial statements for the most recent fiscal quarter (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to charges resulting from audits and year-end adjustments) have been prepared in accordance with GAAP (except, as to interim statements, for notes and year-end adjustments) consistently followed throughout the periods specified, and fairly present in accordance with GAAP the financial condition and results of operations of Borrower as at the dates thereof and for the periods indicated. There has been no material adverse change in the business, condition or operations (financial or otherwise) of Borrower since December 31, 1994.

         6.3 Conflicting Agreements and Other Matters. Neither Borrower nor any Subsidiary of Borrower is a party to any contract or agreement or subject to any restriction which materially and adversely affects the ability of Borrower to perform its obligations under the Loan Papers. Neither the execution nor delivery of this Agreement, the Notes, or the other Loan Papers, nor fulfillment of nor compliance with the terms and provisions of this Agreement, the Notes or the other Loan Papers will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except for Liens created by the Loan Papers) upon any of the properties or assets of Borrower or any Subsidiary of Borrower pursuant to the articles of incorporation of Borrower or such Subsidiary, any award of any arbitrator or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which Borrower or such Subsidiary is subject. Neither Borrower nor any Subsidiary of Borrower is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of Borrower or such Subsidiary, any agreement relating thereto or any other contract or agreement which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of Borrower of the type to be evidenced by the Notes.

         6.4 Governmental Consent. Neither the nature of Borrower or any Subsidiary of Borrower, its businesses or properties, nor any relationship between Borrower, any Subsidiary of Borrower and any other Person, nor any circumstance in connection with the execution, delivery and performance of this Agreement, the Loan Papers or the Notes is such as to require any authorization, consent, approval, exemption of other action by or notice to or filing with any court or Tribunal (other than routine filings and recordings to perfect Liens) in connection with the execution and delivery of this Agreement, the Notes, the other Loan Papers, or fulfillment of or compliance with the terms and provisions hereof, of the Notes or of the other Loan Papers.

         6.5 Enforceability. This Agreement is, the other Loan Papers are and the Notes when delivered will be legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as limited by Debtor Relief Laws.

         6.6 Actions Pending. Other than as described on Schedule 3, there is no Litigation pending or, to the knowledge of Borrower, threatened against Borrower or any Subsidiary of Borrower, or any properties or rights of Borrower or any Subsidiary of Borrower, by or before any court, arbitrator or Tribunal which may reasonably be expected to result in any Material Adverse Effect. There is no Litigation pending or, to the knowledge of Borrower, threatened against Borrower or any Subsidiary of Borrower which purports to affect the validity or enforceability of this Agreement, either Note or any of the other Loan Papers.

         6.7 Outstanding Debt. Neither Borrower nor any Subsidiary of Borrower has any outstanding Debt except (a) as described on the balance sheet of Borrower for the fiscal year ended December 31, 1994, (b) as described in the balance sheet of Neuromed for the fiscal year ended October 31, 1994, (c) trade payables incurred in the ordinary course of business and (d) Debt for Borrowed Money owed to Lender. There exists no default under the provisions of any instrument evidencing such Debt or of any material agreement relating thereto.

         6.8 Title to Properties. Borrower and each Subsidiary of Borrower has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other material properties and assets used in the operations of its business, subject to no Lien of any kind except Liens permitted by Section 5.1. All leases necessary in any material respect for the conduct of the respective businesses of Borrower are valid and subsisting and are in full force and effect.

         6.9 Taxes. Borrower and each Subsidiary of Borrower has paid all taxes and assessments owed by it to the extent that such taxes and assessments have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

         6.10 Regulation G, etc. Neither Borrower nor any Subsidiary of Borrower owns or has any present intention of acquiring any "margin stock" as defined in Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). None of the proceeds of any Advance will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a "purpose credit"
within the meaning of such Regulation G.   Neither Borrower nor any agent
acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation G, Regulation T, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect now or as the same may hereafter be in effect.

         6.11 ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan. No liability to the PBGC has been or is expected by Borrower or any Subsidiary of Borrower to be incurred with respect to any Plan by Borrower or any Subsidiary of Borrower which is or would be materially adverse to Borrower or any Subsidiary of Borrower. Neither Borrower nor any Subsidiary of Borrower has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to Borrower.

         6.12 Disclosure. Neither this Agreement or any other document, certificate or statement furnished, or to be furnished, to Lender by or on behalf of Borrower or any other Obligor in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in any material respect.

         6.13 Environmental Matters. Borrower, each Subsidiary of Borrower, the plants and sites each owns, and to the best of Borrower's knowledge after due inquiry of the owners of leased property the plants and sites which each leases have complied with all federal, state, local and regional statutes, ordinances, orders, judgments, rulings and regulations relating to any matters of pollution or of environmental regulation or control except, in any such case, where such failure to comply would not result in a Material Adverse Effect. Without limiting the generality of the preceding sentence, neither Borrower nor any Subsidiary of Borrower has received notice of and does not have actual knowledge of any actual or claimed or asserted failure so to comply which alone or together with any other such failure is material and would result in a Material Adverse Effect. During periods of use, ownership, occupancy or operation by Borrower and each Subsidiary of Borrower, none of Borrower, any Subsidiary of Borrower, or their respective plants or sites have managed, generated, released or disposed of, any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used or defined in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act and the Clean Water Act, in material violation of or in a manner which would result in liability under such statutes or any regulations promulgated pursuant thereto or any other applicable law, except where such noncompliance or liability would not result in a Material Adverse Effect.

         6.14 Sufficiency of Capital. Borrower and each Subsidiary of Borrower are, and after consummation of this Agreement and after giving effect to the Obligation incurred and Liens created by Borrower and each Subsidiary of Borrower in connection herewith will be, Solvent.

         6.15 Affiliates. No Affiliate of Borrower exists, except as identified on Schedule 1.

         6.16 Acquisition Agreement. Each representation and warranty of Borrower contained in the Acquisition Agreement was true and correct when made, is now true and correct, and is incorporated herein by this reference. The Acquisition Agreement is in full force and effect and has not been modified or amended. No default exists under any Acquisition Document. Borrower has provided, or caused to be provided, to Lender complete and correct copies of the Acquisition Agreement and the other Acquisition Documents, all as amended, together with all exhibits and schedules thereto.

         6.17 Consummation of Acquisition. As of the date of the initial advance, (a) the acquisition contemplated by the Acquisition Agreement has been consummated substantially in accordance with such agreement, and (b) all material consents for such consummation required by Law, order or decree or any other material agreement, to which Neuromed, Seller or Borrower is a party or is bound, have been obtained or waived pursuant to a written agreement consented to by Lender.

         6.18 Certain Fees. No broker's, finder's, management fee or other fee or commission will be payable by Borrower with respect to the making of commitments or Advances hereunder (other than to Lender hereunder) or the consummation of the transactions described in the Acquisition Documents (other than to The GulfStar Group, Inc.). Borrower hereby agrees to indemnify and hold harmless Lender from and against any claims, demand, liability, proceedings, costs or expenses asserted with respect to or arising in connection with any such fees or commissions.


ARTICLE VII.  DEFAULT

         7.1 Events of Default. The term "Event of Default" as used herein, means the occurrence and continuance of any one or more of the following events (including the passage of time, if any, specified therefor):

         (a) Borrower shall fail to pay any amount, whether principal, interest or other amounts, payable hereunder or under the Notes when due and such failure shall continue for three days from the date due; or

         (b) (i) Any representation or warranty made by Borrower or any other Obligor under or in connection with any Loan Paper shall prove to have been incorrect in any material respect when made or (ii) (A) a breach of any representation or warranty made by Seller under or in connection with any Acquisition Document is discovered, (B) Lender makes a determination that such breach has caused or will cause a Material Adverse Change or Effect and gives notice thereof to Borrower, and (C) such breach has not already been cured or paid for by Seller, or, alternatively, Borrower or Seller does not cure such breach or the situation giving rise thereto to the complete satisfaction of Lender within 30 days after receipt of such notice from Lender; or

         (c) Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.6, 5.7, 5.8, 5.9 or 5.10 and such failure shall continue for two consecutive months or any other provision of Article V of this Agreement; or

         (d) Borrower or any other Obligor shall fail to perform or observe any term, covenant or agreement contained in any Loan Paper on its part to be performed or observed, other than described in Section 7.1(a), (b), or (c), and such default has continued for a period of 30 days; or

         (e) Borrower, any Subsidiary of Borrower or any other Obligor shall fail to pay any Debt (other than under the Loan Papers) which is, singly or in the aggregate, in an amount equal to or greater than $100,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace or cure period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

         (f) Borrower, any Subsidiary of Borrower or any other Obligor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower, any Subsidiary of Borrower or any other Obligor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or Borrower, any Subsidiary of Borrower or any other Obligor shall take any action to authorize any of the actions set forth above in this Section 7.1(f); or

         (g) Any judgment or order for the payment of money in excess of 10% of Unrestricted Cash (calculated as at the date of entry of the judgment or order) shall be rendered against Borrower, any Subsidiary of Borrower or any other Obligor and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (h) Lender for any reason shall cease to have a valid and perfected first priority security interest in any material portion (as reasonably determined by Lender) of the Collateral purported to be covered thereby; or

         (i) FDA or any Tribunal shall issue any order resulting in the banning, recall or seizure of any Device of Borrower or any Subsidiary of Borrower the sales of which Device constituted 5% or more of gross sales revenue of Borrower (determined on a consolidated basis) for the twelve months preceding the date; or

         (j) Any Inventory of Borrower or any Subsidiary of Borrower produced in the United States of America is not produced in compliance with the Fair Labor Standards Act and such failure results in the banning, recall or seizure of Inventory constituting 5.00% or more of the value (valued at the greater of market or book value without giving effect to such ban, recall or seizure or any other write down is the value of such Inventory) of all Inventory of Borrower or such Subsidiary, respectively; or

         (k) Any material provision of the Loan Papers shall at any time for any reason cease to be valid and binding on Borrower or any other Obligor or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or any other Obligor, or a proceeding shall be commenced by any Tribunal having jurisdiction over Borrower, any other Obligor or any Collateral, seeking to establish the invalidity or unenforceability thereof and such proceeding (if commenced by a Person other than Borrower or any other Obligor) shall remain undismissed or unstayed for a period of 30 days, or Borrower or any other Obligor shall deny that it has any or further liability or obligation thereunder; or

         (l)     Either (i) Lender does not receive the certificate required by
Section 4.2(g), or (ii) any certificate received by Lender pursuant to Section 4.2(g) discloses that (A) a Default or Event of Default then exists or will exist after giving effect to the payment or transfer of property described in such certificate or (B) the sum of (I) the Liquid Asset Value and (II) the difference between (1) the lesser of the Borrowing Base and the Facility A Commitment and (2) the aggregate amount of outstanding Facility A Advances, will be less than $1,500,000 after giving effect to such payment or transfer; or

         (m) The occurrence of a default or event of default (howsoever designated) contained in any other Loan Paper and such default or event of default shall continue beyond any applicable grace or cure period.

         7.2     Remedies Upon Default.  If an Event of Default specified in
Section 7.1(f) shall occur and be continuing, the aggregate unpaid principal balance of and accrued interest on the Obligation shall thereupon become due and payable and the Facility A Commitment and the Facility B Commitment shall immediately terminate concurrently therewith, without any action by Lender and without diligence, presentment, demand, protest, notice of protest or intent to accelerate, or notice of any other kind, all of which are hereby expressly waived. Should any other Event of Default occur and be continuing, Lender may do any one or more of the following:

         (a) Acceleration. Declare the entire unpaid balance of the Obligation, or any part thereof, immediately due and payable, whereupon it shall be due and payable without any action by Lender and without diligence, presentment, demand, protest, notice of protest or intent to accelerate or notice of any other kind, all of which are hereby expressly waived.

         (b) Termination. Terminate the Facility A Commitment and the Facility B Commitment.

         (c)     Judgment.  Reduce any claim to judgment.

         (d) Rights. Exercise any and all Rights afforded by the Laws of the State of Texas or any other jurisdiction, including, but not limited to, the UCC, or by any other Loan Papers, or by Law or equity, or otherwise.

         (e) Offset. Exercise the Rights of offset and/or banker's Lien against the interest of Borrower and each other Obligor in and to every account and other property of Borrower and each other Obligor which is in the possession of Lender, to the extent of the full amount of the Obligation.

         7.3 Performance by Lender. Should any covenant, duty or agreement of Borrower fail to be performed in all material respects in accordance with the terms of this Agreement or the Collateral Documents, Lender may, at its option, perform, or attempt to perform, such covenant, duty or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender at Lender's Principal Office, together with interest thereon at the lesser of (a) the Prime Rate plus 3% and (b) the Highest Lawful Rate from the date of such expenditure by Lender until paid. Notwithstanding the foregoing, it is expressly understood that Lender shall not have any liability or responsibility for the performance of any duties of Borrower hereunder.

         7.4 Lender Not in Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the Rights or power to exercise control over the affairs management of Borrower, the power of Lender being limited to the Right to exercise the remedies provided in this Article VII; provided that, if Lender becomes the owner of any interest in Borrower, whether through foreclosure or otherwise, Lender shall be entitled to exercise such legal Rights as it may have by being an owner of such interest in Borrower.

         7.5 Waivers. The acceptance by Lender at any time and from time to time of part payment on the Obligation shall not be deemed to be a waiver of any Event of Default or Default then existing. No waiver by Lender of any particular Event of Default or Default shall be deemed to be a waiver of any Event of Default or Default other than said particular Event of Default or Default. No delay or omission by Lender in exercising any Right under any Loan Papers shall impair such Right or be construed as a waiver thereof or an acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Papers or otherwise.

         7.6 Cumulative Rights. All Rights available to Lender under the Loan Papers shall be cumulative of and in addition to all other Rights granted to Lender at Law or in equity, whether or not the Obligation be due and payable and whether or not Lender shall have instituted any suit for collection or other action in connection with any Loan Paper.

         7.7 Expenditures by Lender. Any sums, including reasonable attorneys' fees, spent by Lender pursuant to the exercise of any Right provided in this Article VII shall become part of the Obligation and shall bear interest at a rate per annum equal to the lesser of (a) the Prime Rate plus 3% and (b) the Highest Lawful Rate from the date spent until the date repaid by Borrower.


ARTICLE VIII.  MISCELLANEOUS

         8.1 Money. Unless stipulated otherwise, all references herein to "Dollars", "money", "payments", or other similar financial or monetary terms, are references to currency of the United States of America.

         8.2 Headings. The headings, captions and arrangements used in this Agreement and the other Loan Papers are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of any Loan Paper, nor affect the meaning thereof.

         8.3 Articles, Sections, and Exhibits. All references to "Article", "Sections", "subparagraphs" or "subsections" contained herein are, unless specifically indicated otherwise, references to articles, sections, subparagraphs and subsections of this Agreement. All references to "Exhibits" and "Schedules" contained herein are references to exhibits and schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim. If any exhibit or schedule attached hereto which is to be executed and delivered contains blanks or is otherwise required to be updated from time to time, it shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to, at the time of or after the execution and delivery thereof.

         8.4     Notices and Deliveries.

         (a) Manner of Delivery. All notices, communications and materials (including all Information) to be given or delivered pursuant to this Agreement shall, except in those cases where giving notice by telephone is expressly permitted, be given or delivered in writing. All written notices, communications and materials shall be sent by registered or certified mail, postage prepaid, return receipt requested, by telecopier, or delivered by hand. In the event of a discrepancy between any telephonic notice and any written confirmation thereof, such written confirmation shall be deemed the effective notice except to the extent Lender or Borrower has acted in reliance on such telephonic notice.

         (b) Addresses. All notices, communications and materials to be given or delivered pursuant to this Agreement shall be given or delivered at the following respective addresses and telecopier and telephone numbers and to the attention of the following individuals or departments:

         (i)     if to Borrower, to it at:

                 Quest Medical, Inc.
                 One Allentown Parkway
                 Allen, Texas  75002

                 Telephone No: (214) 390-9800
                 Telecopier No: (214) 390-9687

                 Attention:  F. Robert Merrill III

         (ii)    if to Lender, to it at:

                 NationsBank of Texas, N.A.
                 NationsBank Plaza
                 901 Main Street
                 7th Floor
                 Dallas, Texas 75202

                 Telephone No: (214) 508-1389
                 Telecopier No: (214) 508-3139

                 Attention:  Commercial Banking

or at such other address, telecopier or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify for the purpose in a notice to the other specifically captioned "Notice of Change of Address".

         (c) Effectiveness. Each notice, communication and any material to be given or delivered to Lender or Borrower pursuant to this Agreement shall be effective or deemed delivered or furnished (i) if sent by certified mail, return receipt requested, on the fifth Business Day after such notice, communication or material is deposited in the mail, addressed as above provided, (ii) if sent by telecopier, when such notice, communication or material is transmitted to the appropriate number determined as above provided in this Section 8.4 and the appropriate receipt is received or acknowledged,
(iii) if sent by hand delivery or overnight courier, when left at the address of the addressee addressed as above provided and the appropriate receipt is received or acknowledged, and (iv) if given by telephone, when communicated to the individual or any member of the department specified as the individual or department to whose attention notices, communications and materials are to be given or delivered except that notices of a change of address, telecopier or telephone number or individual or department to whose attention notices, communications and materials are to be given or delivered shall not be effective until received.

         8.5 Place of Payment. All sums payable to Lender hereunder shall be paid to Lender at either Lender's Principal Office or at a branch of Lender within Dallas or Collin Counties, Texas, not later than noon, Dallas time, on the date due, in immediately available funds. If any payment falls due on other than a Business Day, then such due date shall be extended to the next succeeding Business Day, and such amount shall be payable in respect to such extension.

         8.6 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of this Agreement, the Notes and the other Loan Papers.

         8.7 Parties in Interest. All covenants and agreements contained in the Loan Papers shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that Borrower may not assign its rights hereunder without the prior written consent of Lender.

         8.8 Expenses. Borrower agrees (a) to pay all out-of-pocket expenses of Lender in connection with the negotiation and preparation of this Agreement, including exhibits and amendments, consents and waivers to any of the other Loan Papers as may from time to time hereafter be requested or required, and the reasonable fees and expenses of Special Counsel from time to time in connection with the negotiation, preparation and execution of the Loan Papers, and (b) to pay or reimburse Lender for all reasonable costs and expenses, including reasonable fees and expenses of counsel to Lender, incurred in connection with the enforcement or preservation of any rights under or the collection of any amounts due pursuant to any of the Loan Papers. The obligations of Borrower under this Section 8.8 shall survive any termination of this Agreement.

         8.9 Governing Law. This Agreement and all other Loan Papers shall be deemed contracts made under the Laws of Texas and shall be construed and enforced in accordance with and governed by the Laws of Texas, except to the extent federal Laws govern the validity, construction, enforcement and interpretation of all or any part of the Loan Papers. Without excluding any other jurisdiction, Borrower agrees that the courts of Texas will have jurisdiction over proceedings in connection herewith. Borrower and Lender hereby agree that the provisions of Art. 5069-15.01 et seq. of the Revised Civil Statutes of Texas, 1925, as amended, shall not apply to this Agreement and the Notes.

         8.10 MANDATORY ARBITRATION. (a) ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR INSTRUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF JUDICIAL ARBITRATION AND MEDIATION SERVICES, INC. ("JAMS"), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.
ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

         (b) Special Rules. The arbitration shall be conducted in Dallas, Texas and administered by JAMS who will appoint an arbitrator; if JAMS is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within ninety days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional sixty days.

         (c) Reservations of Rights. Nothing in this Agreement or any other Loan Paper shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement; or (ii) be a waiver by Lender of the protection afforded to it by 12 U.S.C. Section 91 or any substantially equivalent state law; or (iii) limit the right of Lender hereto (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose against any real or personal property collateral, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief or the appointment of a receiver. Lender may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. At Lender's option, foreclosure under a deed of trust or mortgage may be accomplished by any of the following: the exercise of a power of sale under the deed of trust or mortgage, or by judicial sale under the deed of trust or mortgage, or by judicial foreclosure. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

         8.11 WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE (WHETHER A CLAIM IN TORT, CONTRACT,

EQUITY, OR OTHERWISE) ARISING UNDER OR RELATING TO THIS AGREEMENT, THE OTHER LOAN PAPERS, OR ANY RELATED MATTERS, AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

         8.12 Maximum Amount Limitation. It is not the intention of any of the parties to this Agreement to make an agreement violative of the Laws of any applicable jurisdiction relating to usury. Regardless of any provision in this Agreement, the Notes or any other Loan Paper, Lender shall never be entitled to receive, collect or apply, as interest on the Obligation, any amount in excess of the Maximum Amount. If Lender ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, Borrower and Lender shall, to the maximum extent permitted under Applicable Laws, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligation so that the interest rate is uniform throughout the entire term of the Obligation; provided that if the Obligation is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lender shall refund to Borrower the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, Lender shall not be subject to any penalties provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section 8.12 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Notes and the other Loan Papers.

         8.13 Severability. If any provision of this Agreement or any other Loan Paper is held to be illegal, invalid or unenforceable under present or future Laws during the term thereof, such provision shall be fully severable, the appropriate agreement or instrument shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such agreement or instrument a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

         8.14 Amendment. The provisions of this Agreement and each other Loan Paper may not be amended, modified or waived except by the written agreement of Borrower and Lender. This Agreement embodies the entire agreement among the parties, supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only as provided above.

         8.15 Exceptions to Covenants. Borrower shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

         8.16 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         8.17 ENTIRE AGREEMENT. THIS AGREEMENT AND THE LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY (A) EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES, OR (B) THE COMMITMENT LETTER, DATED MARCH 7, 1995 FROM LENDER TO BORROWER (ALL THE TERMS AND CONDITIONS OF WHICH ARE SUPERSEDED BY THE LOAN PAPERS). THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                 QUEST MEDICAL, INC.


                                 By:  /s/ F. Robert Merrill III
                                      -------------------------------------
                                      F. Robert Merrill III, Vice President


                                 NATIONSBANK OF TEXAS, N.A.


                                 By:  /s/ Jay C. Henry
                                      -------------------------------------
                                      Jay C. Henry, Vice President

                        "EXHIBITS F, H AND I OMMITTED"

                             "SCHEDULES OMITTED"

                    "EXHIBITS A,B,C,D,E AND G ARE FILED AS
                   EXHIBITS 10.22 - 10.30 TO THIS FORM 8-K"